Exhibit 10.30

CONFORMED COPY

CREDIT AGREEMENT

among

INTERNATIONAL ADVISORY HOLDINGS CORP.,

INTERNATIONAL CONSULTING ACQUISITION CORP.,

VARIOUS LENDERS

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as ADMINISTRATIVE AGENT

Dated as of November 16, 2007

DEUTSCHE BANK SECURITIES INC.,

as LEAD ARRANGER and BOOK RUNNING MANAGER

CREDIT AGREEMENT, dated as of November 16, 2007, among INTERNATIONAL ADVISORY HOLDINGS CORP., a Delaware corporation (“Holdings”), INTERNATIONAL CONSULTING ACQUISITION CORP., a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1.           Definitions and Accounting Terms.

1.01.        Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Domestic Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Wholly-Owned Domestic Subsidiary of the Borrower that is a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving or continuing Person).

“Acquisition” shall mean the acquisition by the Borrower of all of the outstanding Equity Interests of TPI pursuant to, and in accordance with the terms and conditions of, the Acquisition Agreement.

“Acquisition Agreement” shall mean the Purchase Agreement, dated as of April 24, 2007, by and between MCP-TPI Holdings, LLC and Information Services Group, Inc., as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Acquisition Documents” shall mean the Acquisition Agreement and all other agreements and documents relating to the Acquisition, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Additional Security Documents” shall have the meaning provided in Section 9.12.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean DBTCA, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent (nor any Affiliate thereof) nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of Holdings or any Subsidiary thereof.

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the Fair Market Value of all Holdings Common Stock (or the Equity Interests of any direct or indirect parent of Holdings) (based on the average closing trading price of the Holdings Common Stock or such other Equity Interests, as the case may be, for the 20 trading days immediately prior to the date of such Permitted Acquisition on the stock exchange on which Holdings Common Stock or such other Equity Interests, as the case may be, is listed or, if Holdings Common Stock or such other Equity Interests are not so listed, the good faith determination thereof by the board of directors of Holdings or the direct or indirect parent of Holdings, as applicable) issued (or to be issued) as consideration in connection with such Permitted Acquisition (including, without limitation, Holdings Common Stock or such other Equity Interests which may be required to be issued as earn-out consideration upon the achievement of certain future performance goals of the respective Acquired Entity or Business), (ii) the aggregate amount of all cash paid (or to be paid) by Holdings or any of its Subsidiaries in connection with such Permitted Acquisition (including, without limitation, payments of fees and costs and expenses in connection therewith) and all contingent cash purchase price, earn-out, non-compete and other similar obligations of Holdings and its Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by Holdings), (iii) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued for the purpose of (or as part of) such Permitted Acquisition to the extent permitted by Section 10.04, (iv) the aggregate liquidation preference of all Qualified Preferred Stock of Holdings issued (or to be issued) as consideration in connection with the proposed Permitted

Acquisition and (v) the Fair Market Value of all other consideration payable in connection with such Permitted Acquisition.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Excess Cash Flow Repayment Percentage” shall mean 50%; provided, however, so long as the Total Leverage Ratio as of the last day of the respective Excess Cash Flow Payment Period is less than 3.00:1.00, then the Applicable Excess Cash Flow Repayment Percentage instead shall be 0%.

“Applicable Increased Term Loan Margin” shall mean, at any time, with respect to any Incremental Term Loans made available pursuant to a given Incremental Term Loan Commitment Agreement, the amount determined by the Administrative Agent (and notified to the Lenders) to which the Applicable Margin then in effect for each Type and Tranche of Term Loan theretofore incurred must be increased, if at all, to equalize the Applicable Margin for each Type and Tranche of all then outstanding Term Loans and the effective interest rate margin for each Type of such Incremental Term Loans then being incurred. It is understood and agreed that each determination of the “Applicable Increased Term Loan Margin” shall be made by the Administrative Agent taking into account the relevant factors outlined in the proviso appearing in clause (viii) of Section 2.14(a) and shall be conclusive and binding on the Borrower and all Lenders absent manifest error.

“Applicable Margin” shall mean a percentage per annum equal to: (i) in the case of Initial Term Loans (A) maintained as Base Rate Loans, 2.50% (or, on and after the date of the most recent incurrence of any Incremental Term Loans bearing interest utilizing the Applicable Increased Term Loan Margin, the Applicable Increased Term Loan margin for such Incremental Term Loans), and (B) maintained as Eurodollar Loans, 3.50% (or, on and after the date of the most recent incurrence of any Incremental Term Loans bearing interest utilizing the Applicable Increased Term Loan Margin, the Applicable Increased Term Loan Margin for such Incremental Term Loans); (ii) in the case of Revolving Loans (A) maintained as Base Rate Loans, 2.50%, and (B) maintained as Eurodollar Loans, 3.50%; (iii) in the case of Swingline Loans, 2.50%; and (iv) with respect to any Type of Incremental Term Loan of a given Tranche that is not an Initial Term Loan, that percentage per annum set forth in, or calculated in accordance with, Section 2.14 and the respective Incremental Term Loan Commitment Agreement (or, on and after the date of the most recent incurrence of any Incremental Term Loans bearing interest utilizing the Applicable Increased Term Loan Margin, the Applicable Increased Term Loan margin for such Incremental Term Loans).

“Asset Sale” shall mean any sale, transfer or other disposition by Holdings or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to Holdings or a Wholly-Owned Subsidiary of Holdings of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding sales of assets pursuant to Sections 10.02(ii), (vi), (vii) (viii), (ix), (x) and (xii).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit K (appropriately completed).

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation, Letter of Credit Requests and similar notices, any person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, the Swingline Lender or the respective Issuing Lender, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer of Holdings, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of Holdings or the Borrower.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, at any time, the higher of (i) the Prime Lending Rate at such time and (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time.

“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that (i) Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Eurodollar Loans and (ii) any Incremental Term Loans incurred pursuant to Section 2.01(c) that are being added to a then existing Tranche of Term Loans shall be considered part of the related Borrowing of the then outstanding Tranche of Term Loans to which such Incremental Term Loans are added pursuant to, and in accordance with the requirements of, Section 2.14(c).

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the applicable interbank Eurodollar market.

“Calculation Period” shall mean, with respect to any Permitted Acquisition or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition or other event for which financial statements have been delivered to the Lenders pursuant to this Agreement.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than twelve months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean (i) Holdings shall at any time and for any reason fail to own directly 100% of the outstanding Equity Interests of the Borrower, (ii) the Permitted Holders shall at any time and for any reason fail to own, directly or indirectly, at least 66-2/3% of the economic and voting interests of Holdings’ outstanding Equity Interests, (iii) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date), (A) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Effective Date), directly or indirectly, of 35% or more of the outstanding total voting interests of the Sponsor’s Equity Interests (determined on a fully diluted basis) or (B) shall have obtained the power (whether or not exercised) to elect a majority of the Sponsor’s directors, or (iv) at any time and for any reason the board of directors of the Sponsor shall cease to consist of a majority of Continuing Directors.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the

Code are to the Code, as in effect on the Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 5.02 or 11.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Commitment” shall mean any of the commitments of any Lender, i.e., either an Initial Term Loan Commitment, an Incremental Term Loan Commitment under a given Tranche or a Revolving Loan Commitment.

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Company Material Adverse Effect” shall mean any change, circumstance or event that, individually or in the aggregate with all other changes, circumstances and events, has or is reasonably likely to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of TPI and its Subsidiaries, taken as a whole, other than any change or event resulting from, relating to or arising out of (i) general economic conditions in any of the geographical areas in which TPI or any of its Subsidiaries operate, to the extent that such change or event does not have, or is reasonably likely not to have, a disproportionate effect on TPI and its Subsidiaries relative to other Persons in the sourcing advisory industry, (ii) any change in the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market), to the extent that such change or event does not have, or is reasonably likely not to have, a disproportionate effect on TPI and its Subsidiaries relative to other Persons in the sourcing advisory industry, (iii) conditions generally affecting any of the industries in which TPI or any of its Subsidiaries operate, to the extent that such change or event does not have, or is reasonably likely not to have, a disproportionate effect on TPI and its Subsidiaries relative to other Persons in the sourcing advisory industry, (iv) acts of God, national disaster, national or international political or social conditions, including the engagement in hostilities by the United States or any foreign country in which TPI or any of its Subsidiaries operate (each, a “Foreign Territory”), whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any Foreign Territory or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any Foreign Territory, to the extent that such change or event does not have, or is reasonably likely not to have, a disproportionate effect on TPI and its Subsidiaries relative to other Persons in the sourcing advisory industry, (v) any action taken by the Borrower or any of its Affiliates, (vi) the announcement or pendency of the transactions contemplated by the

Acquisition Agreement or the disclosure of the fact that the Borrower is the prospective acquirer of TPI and its Subsidiaries, (vii) any change in accounting requirements or principles imposed upon TPI or any of its Subsidiaries or any change in applicable laws, rules or regulations or the interpretation thereof, to the extent that such change or event does not have, or is reasonably likely not to have, a disproportionate effect on TPI and its Subsidiaries relative to other Persons in the sourcing advisory industry, or (viii) compliance with the terms of, or the taking of any action required by, the Acquisition Agreement.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of Holdings and its Subsidiaries at such time, but excluding therefrom (to the extent otherwise included therein) the amount of all cash and Cash Equivalents at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings and its Subsidiaries at such time, but excluding therefrom (to the extent otherwise included therein) the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness at such time.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (in each case to the extent otherwise included in determining Consolidated Net Income for such period), without duplication, (v) any extraordinary income or gains, (w) any non-cash income (excluding items which represent the reversal of a non-cash charge referred to in clause (y) below of this definition), (x) any extraordinary losses, (y) any non-cash charges or losses (except to the extent that any such non-cash charge or loss would require an anticipated cash payment (or a reserve for an anticipated cash payment) in any future period), and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) and adjusted by adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of Holdings and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for Holdings and its Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of Holdings and its Subsidiaries determined on a consolidated basis for such period, (iv) the amount of all fees and expenses incurred in connection with the Transaction during such period, (v) the amount of all fees and expenses incurred in connection with any equity offering, Investment, acquisition, disposition or recapitalization permitted hereunder (or refinancing thereof) for such period, in each case to the extent that such fees and expenses are not funded with internally generated cash flow or cash on the balance sheet, (vi) up to $5,000,000 in the aggregate of restructuring charges relating to the Borrower’s value creation plan to the extent incurred on or prior to December 31, 2008, (vii) any costs or expenses incurred by Holdings or any of its Subsidiaries pursuant to any management equity plan or stock option plan or in connection with any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings, and (viii) one time costs and expenses incurred during such period to the extent relating to the initial study and implementation of procedures to comply with the Sarbanes-Oxley

Act to the extent incurred on or prior to December 31, 2008, provided that (A) no amounts may be added back pursuant to this clause (viii) until such time as Holdings and its Subsidiaries shall have incurred at least $750,000 in the aggregate of such costs and expenses (and only the amounts in excess of such $750,000, subject to succeeding sub-clause (B), may be so added back) and (B) no more than $500,000 in the aggregate may be added back pursuant to this clause (viii). For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein. Notwithstanding anything to the contrary contained above in this definition, for purposes of determining Consolidated EBITDA for any Test Period which ends on or prior to December 31, 2008, Consolidated EBITDA for all portions of such period occurring prior to December 31, 2007 shall be (i) in the case of Holdings’ fiscal quarter ended December 31, 2006, $4,529,000, (ii) in the case of Holdings’ fiscal quarter ended March 31, 2007, $4,815,000, (iii) in the case of Holdings’ fiscal quarter ended June 30, 2007, $6,297,000, (iv) in the case of Holdings’ fiscal quarter ended September 30, 2007, $7,370,000, and (v) in the case of Holdings’ fiscal quarter ending December 31, 2007, the actual Consolidated EBITDA as determined above in this definition without regard to this sentence for the period from and including the first day of such fiscal quarter to and including the last day of such fiscal quarter but determined on a pro forma basis as if the Transaction (and related financings) had occurred on the first day of such fiscal quarter.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of Holdings and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of Holdings and its Subsidiaries of the type described in clauses (ii) (excluding undrawn amounts in respect of letters of credit) and (vii) of the definition of Indebtedness and (iii) all Contingent Obligations of Holdings and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that, for purposes of calculating the Total Leverage Ratio under clause (x) of the definition of Incremental Term Loan Commitment Cap, Consolidated Indebtedness shall exclude any Indebtedness that is expressly subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent.

“Consolidated Net Income” shall mean, for any period, the remainder of (A) the net income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP (after deduction for all minority interests) minus (B) the aggregate amount of all Dividends paid pursuant to Section 10.03(vii) during such period, provided that the following items shall be excluded in computing Consolidated Net Income to the extent otherwise included therein (without duplication):  (i) the net income or loss of any other Person which is not a Subsidiary of Holdings or is accounted for by Holdings by the equity method of accounting except (x) in the case of net income, to the extent of the payment of cash dividends or cash distributions by such other Person to Holdings or a Subsidiary thereof of such net income during such period and (y) in the case of a loss, to the extent that Holdings or a Subsidiary thereof contributes cash to such other Person to fund such loss during such period, (ii) except for determinations expressly required to be made on a Pro

Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or all or substantially all of the property or assets of such Person are acquired by a Subsidiary of Holdings and (iii) the net income of any Subsidiary of Holdings (other than the Borrower) to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Continuing Directors” shall mean the directors of the Sponsor on the Effective Date and each other director of the Sponsor if such director’s nomination for election to the board of directors of the Sponsor is recommended by a majority of the then Continuing Directors.

“Credit Documents” shall mean this Agreement, the Subsidiaries Guaranty, the Pledge Agreement, the Security Agreement, and after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Mortgage, each Additional Security Document and each Incremental Term Loan Commitment Agreement.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor.

“DBTCA” shall mean Deutsche Bank Trust Company Americas, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dividend” shall mean, with respect to any Person, that such Person has paid a dividend or distribution or returned any equity capital to its stockholders, partners or members or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documents” shall mean, collectively, (i) the Credit Documents, (ii) the Refinancing Documents and (iii) the Acquisition Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Effective Date” shall have the meaning provided in Section 13.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Sponsor, its Affiliates and Holdings and its Subsidiaries.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Financing” shall mean the cash common equity financing to Holdings from the Sponsor in an aggregate amount of at least $121,000,000.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3 (9) of ERISA) which together with Holdings or a Subsidiary of Holdings would be deemed to be a “single employer” (i) within the meaning of Section 414(b) or (c) of the Code or (ii) solely for purposes of Section 302 of ERISA and/ or Sections 412, 4971 and/ or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Loan” shall mean each Loan (other than a Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of the Administrative Agent (in its capacity as a Lender (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of the Eurodollar Loan then being made by the various Lenders pursuant thereto)) with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the applicable Interest Determination Date, divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, the remainder of (if positive) (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period, and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by Holdings and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, Asset Sale proceeds, insurance proceeds or Indebtedness (other than with Revolving Loans and Swingline Loans)), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of Holdings and its Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of Holdings and its Subsidiaries during such period (other than (1) repayments made with the proceeds of Asset Sales, equity issuances or contributions, Equity Interests, insurance or Indebtedness and (2) payments of Loans, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were required as a result of a Scheduled Term Loan Repayment pursuant to Section 5.02(b)), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (iv) the Aggregate Consideration paid in cash by Holdings or any of its Subsidiaries in respect of all Permitted Acquisitions during such period (other than Permitted Acquisitions to the extent financed with equity proceeds, Equity Interests, Asset Sale proceeds, insurance proceeds or Indebtedness), (v) the aggregate amount of all Dividends paid during such period pursuant to Section 10.03(iii) to the extent such Dividends were financed with internally generated cash flow of Holdings and its Subsidiaries and (vi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Excess Cash Flow Payment Date” shall mean the date occurring 100 days after the last day of each fiscal year of Holdings (commencing with the fiscal year of Holdings ending December 31, 2008).

“Excess Cash Flow Payment Period” shall mean, with respect to the repayment required on each Excess Cash Flow Payment Date, the immediately preceding fiscal year of Holdings.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Indebtedness” shall have the meaning provided in Section 8.20.

“Existing Indebtedness Agreements” shall have the meaning provided in Section 6.05.

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Fair Market Value” shall mean, with respect to any asset (including Equity Interests of any Person), the fair market value of such asset as determined in good faith by the board of directors or other governing body or, pursuant to a specific authorization by such board of directors or governing body, a designated senior executive officer, of Holdings, or the Subsidiary of Holdings selling such asset.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Sections 5.02, 9.15 and 10, including defined terms as used therein, and for all purposes of determining the Total Leverage Ratio, are subject (to the extent provided therein) to Section 13.07(a).

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, the Issuing Lenders, the Lenders and each party (other than Holdings or any of its Subsidiaries) party to an Interest Rate Protection Agreement or an Other Hedging Agreement to the extent such party constitutes a Secured Creditor under the Security Documents.

“Guaranteed Obligations” shall mean and include (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal, premium (if any) and interest on each Note issued by, and all Loans made to, the Borrower under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of the Borrower to the Lenders, the Issuing Lenders, the

Administrative Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document to which the Borrower is a party and the due performance and compliance by the Borrower with all the terms, conditions and agreements contained in this Agreement and in each such other Credit Document and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective Interest Rate Protection Agreement or Other Hedging Agreement, whether or not such interest is an allowed claim in any such proceeding) of the Borrower and/or one or more of its Subsidiaries owing under each Interest Rate Protection Agreement and Other Hedging Agreement entered into by the Borrower and/or one or more of its Subsidiaries with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Interest Rate Protection Agreement or Other Hedging Agreement and their subsequent assigns party to any such Interest Rate Protection Agreement or Other Hedging Agreement, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

“Guaranteed Party” shall mean the Borrower and each Subsidiary thereof party to any Interest Rate Protection Agreement or Other Hedging Agreement with a Guaranteed Creditor.

“Guarantor” shall mean each of Holdings and each Subsidiary Guarantor.

“Guaranty” shall mean each of the Holdings Guaranty and the Subsidiaries Guaranty.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any governmental authority.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Holdings Common Stock” shall have the meaning provided in Section 8.13.

“Holdings Guaranty” shall mean the guaranty of Holdings pursuant to Section 14.

“Incremental Term Loan” shall have the meaning provided in Section 2.01(c).

“Incremental Term Loan Borrowing Date” shall mean, with respect to each Tranche of Incremental Term Loans, each date on which Incremental Term Loans of such Tranche are incurred pursuant to Section 2.01(c) and as otherwise permitted by Section 2.14.

“Incremental Term Loan Commitment” shall mean, for each Lender, any commitment to make Incremental Term Loans provided by such Lender pursuant to Section 2.14, in such amount as agreed to by such Lender in the respective Incremental Term Loan Commitment Agreement and as set forth opposite such Lender’s name in Schedule I (as modified in accordance with Section 2.14) directly below the column entitled “Incremental Term Loan Commitment,” as the same may be terminated pursuant to Section 4.03 or 11.

“Incremental Term Loan Commitment Agreement” shall mean each Incremental Term Loan Commitment Agreement in the form of Exhibit M (appropriately completed) and executed in accordance with Section 2.14.

“Incremental Term Loan Commitment Cap” shall mean an aggregate amount equal to the lesser of (x) that amount which would not cause the Total Leverage Ratio, calculated on a Pro forma Basis, to exceed 5.00:1.00 for the then most recently ended Calculation Period and (y) $30,000,000.

“Incremental Term Loan Commitment Requirements” shall mean, with respect to any provision of Incremental Term Loan Commitments on an Incremental Term Loan Borrowing Date, the satisfaction of each of the following conditions on such date: (i) no Default or Event of Default then exists or would result therefrom; (ii) calculations are made by Holdings demonstrating compliance with the financial covenant contained in Section 10.07 for the Calculation Period most recently ended prior to the respective Incremental Term Loan Borrowing Date, on a Pro Forma Basis, as if the Incremental Term Loans to be made pursuant to the Incremental Term Loan Commitments (assuming the full utilization thereof) had been incurred on the first day of such Calculation Period and had remained outstanding throughout such Calculation Period; (iii) the delivery by Holdings to the Administrative Agent on or prior to such date of an officer’s certificate executed by an Authorized Officer of Holdings and certifying as to compliance with preceding clauses (i) and (ii) and containing the calculations (in reasonable detail) required by preceding clause (ii); (iv) the delivery by Holdings to the Administrative Agent on or prior to such date of an acknowledgement in form and substance reasonably satisfactory to the Administrative Agent and executed by each Guarantor, acknowledging that such Incremental Term Loan Commitments and all Incremental Term Loans to be incurred pursuant thereto shall constitute (and be included in the definition of) “Guaranteed Obligations” hereunder and under the Subsidiaries Guaranty; (v) the delivery by Holdings to the Administrative Agent of an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Credit Parties reasonably satisfactory to the Administrative Agent and dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Initial Borrowing Date pursuant to Section 6.03 as may be reasonably requested by the Administrative Agent, and such other matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request; (vi) the delivery by Holdings and the other Credit Parties to the Administrative Agent on or prior to such date of such other officers’ certificates, board of director resolutions and evidence of good standing as the Administrative Agent shall reasonably request; and (vii) the completion by Holdings and the other Credit Parties by such date of such other actions as the Administrative Agent may reasonably request in connection with such Incremental Term Loan Commitments.

“Incremental Term Loan Lender” shall have the meaning provided in Section 2.14(b).

“Incremental Term Loan Maturity Date” shall mean, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the respective Incremental Term Loan Commitment Agreement, provided that the final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.

“Incremental Term Note” shall have the meaning provided in Section 2.05(a).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (ii) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the Fair Market Value of the property to which such Lien relates), (iv) all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, (vi) all net obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (vii) all Off-Balance Sheet Liabilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.

“Initial Term Loan” shall have the meaning provided in Section 2.01(a).

“Initial Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Initial Term Loan Commitment,” as the same may be terminated pursuant to Section 4.03 or 11.

“Initial Term Loan Maturity Date” shall mean November 16, 2014.

“Initial Term Note” shall have the meaning provided in Section 2.05(a).

“Intercompany Loans” shall have the meaning provided in Section 10.05(viii).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit L (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 10.05.

“IRS” shall mean the Internal Revenue Service, or any successor thereto.

“Issuing Lender” shall mean each of DBTCA (except as otherwise provided in Section 12.09) and any other Lender reasonably acceptable to the Administrative Agent which agrees to issue Letters of Credit hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents). To the extent that any Affiliate of the Administrative Agent is an Issuing Lender hereunder, such Affiliate also shall cease to be an Issuing Lender hereunder as provided in Section 12.09 to the same extent as the Administrative Agent.

“L/C Supportable Obligations” shall mean (i) obligations of the Borrower or any of its Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers compensation, surety bonds and other similar statutory obligations and (ii) any other obligations of the Borrower or any of its Subsidiaries as are permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (x) any Indebtedness or other obligations that are subordinated to the Obligations and (y) any Equity Interests).

“Lead Arranger” shall mean Deutsche Bank Securities Inc., in its capacity as Lead Arranger for the credit facilities provided herein, and any successor thereto.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 2.14 or 13.04(b).

“Lender Default” shall mean (i) the wrongful refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 3.04(c) or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01(a), 2.01(b), 2.01(c), 2.01(e) or 3.

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each Initial Term Loan, each Incremental Term Loan, each Revolving Loan and each Swingline Loan.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations under the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Management Agreements” shall have the meaning provided in Section 6.05.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(e).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property, assets, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or (y) on the ability of the Credit Parties (taken as a whole) to perform their respective payment obligations to the Lenders, the Administrative Agent, the Issuing Lenders or the Collateral Agent hereunder or under any other Credit Document.

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Initial Term Loan Maturity Date, each Incremental Term Loan Maturity Date, the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be.

“Maximum Swingline Amount” shall mean $2,500,000.

“Minimum Borrowing Amount” shall mean (i) for Term Loans, $5,000,000, (ii) for Revolving Loans, $500,000, and (iii) for Swingline Loans, $100,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument.

“Mortgage Policy” shall mean a Lender’s title insurance policy (ALTA Form 1992).

“Mortgaged Property” shall mean any Real Property owned by any Credit Party which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean (a) for any Recovery Event requiring a repayment of Term Loans pursuant to Section 5.02(f), the gross cash proceeds (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from such Recovery Event, net of attorneys’ fees, accountants’ fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith, and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (b) for any issuance, incurrence or sale of Indebtedness requiring a repayment of Term Loans pursuant to Section 5.02(c), the gross cash proceeds received from such issuance, sale or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Sale Proceeds” shall mean for any sale or other disposition of assets pursuant to an Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Asset Sale, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 45 days after, the date of such Asset Sale, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than (x) Indebtedness pursuant to this Agreement and (y) Indebtedness in respect of Interest Rate Protection Agreements and Other Hedging Agreements entitled to the benefits of the respective Security Documents) which is secured by the respective assets which were sold or otherwise disposed of, (iv) the estimated net marginal increase in income taxes which will be payable by Holdings’ consolidated group or any Subsidiary of Holdings with respect to the fiscal year of Holdings in which the sale or other disposition occurs as a result of such sale or other disposition, and (v) the amount of all reserves required to be made maintained by Holdings or any of its Subsidiaries in accordance with GAAP for any potential indemnity obligations that may be required to be made by Holdings or any of its Subsidiaries as a result of such Asset Sale; provided, however, (x) that such gross proceeds shall not include any portion of such gross cash proceeds which Holdings determines in good faith should be reserved for post-closing adjustments (to the extent Holdings delivers to the Administrative Agent a certificate signed by an Authorized Officer of Holdings as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective Asset Sale), the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by Holdings or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by Holdings and/or any of its Subsidiaries from such Asset Sale, and (y) at such time as Holdings or any of its Subsidiaries are no longer required to maintain any indemnity reserves in accordance with GAAP as a result of any Asset Sale, the amount (if any) by which such reserved amount in respect of such Asset Sale exceeds the actual amount of indemnity payments made by Holdings or any of its Subsidiaries for which such reserves were required to be maintained in respect of such Asset Sale shall constitute Net Sale Proceeds at such time.

“Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each Initial Term Note, each Incremental Term Note, each Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, Attention: Erin Morrissey, Telephone No.: (212) 250-1765, and Telecopier No.: (212) 797-5690, and (ii) for operational notices, the office of the Administrative Agent located at 100 Plaza One, Jersey City New Jersey 07311, Attention: Maxeen Jacques, Telephone No.: (201) 593-2483, and Telecopier No.: (201) 593-2307, with a copy to Mary Hong at the above address in this clause (ii), Telephone No.: (201) 593-2166, and Telecopier No.: (201) 593-2307, or (in either case) such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements (including Unpaid Drawings with respect to Letters of Credit), damages and other liabilities, and guarantees of the foregoing amounts.

“Off-Balance Sheet Liabilities” of any Person shall mean any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity hedging agreements or other similar arrangements designed to protect against fluctuations in currency values or commodity prices.

“Participant” shall have the meaning provided in Section 3.04(a).

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment Office” shall mean the office of the Administrative Agent located at 100 Plaza One, Jersey City, New Jersey 07311 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Percentage” of a Tranche of Loans shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Loans of such Tranche at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Loans of all Tranches at such time.

“Permitted Acquisition” shall mean the acquisition by the Borrower or a Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving corporation) or a Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor (so long as the Subsidiary Guarantor is the surviving corporation)), provided that (in each case) (A) the consideration paid or to be paid by the Borrower or such Wholly-Owned Domestic Subsidiary consists solely of cash (including proceeds of Revolving Loans or Swingline Loans), Holdings Common Stock, Qualified Preferred Stock of Holdings, the issuance or incurrence of Indebtedness otherwise permitted by Section 10.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 10.04, (B) in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person (other than de minimis amounts) unless either (x) such Acquired Entity or Business owns 100% of the Equity Interests of such other Person or (y) if such Acquired Entity or Business owns Equity Interests in any other Person which is a Non-Wholly Owned Subsidiary of such Acquired Entity or Business, (1) such Acquired Entity or Business shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (2) any such Non-Wholly Owned Subsidiary of the Acquired Entity or Business shall have been a Non-Wholly Owned Subsidiary of such Acquired Entity or Business prior to the date of the respective Permitted Acquisition and shall not have been created or established in contemplation thereof and (3) such Acquired Entity or Business and/or its Wholly-Owned Subsidiaries own at least 85% of the total value of all the assets owned by such Acquired Entity or Business and its Subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of Non-Wholly Owned Subsidiaries held by such Acquired Entity or Business and its Wholly-Owned Subsidiaries), (C) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 10.10 and (D) all requirements of Sections 9.15, 10.02 and 10.12 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Holders” shall mean the collective reference to the Sponsor and its Affiliates (provided that, for purposes of this definition, the reference to 10% in the definition of Affiliate contained in this Section 1.01 shall be deemed to be 51%, but excluding Holdings and its Subsidiaries).

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings or a Subsidiary of Holdings or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which Holdings, a Subsidiary of Holdings or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall have the meaning provided in Section 6.11.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“Preferred Equity”, as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock of Holdings.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, and (z) any Permitted Acquisition then being consummated as well as any other Permitted Acquisition if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition then being effected, with the following rules to apply in connection therewith:

(i)                                     all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(ii)                                  all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(iii)                               in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition if effected during the respective Calculation Period or Test Period as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, and taking into account factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.

“Projections” shall mean the projections that were prepared by or on behalf of the Borrower in connection with the Transaction that were delivered to the Administrative Agent on October 10, 2007.

“Qualified Preferred Stock” shall mean any Preferred Equity of Holdings so long as the terms of any such Preferred Equity (v) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the one year anniversary following the latest Maturity Date then in effect, (w) do not require the cash payment of dividends or distributions that would otherwise not be permitted to be paid or declared by the terms of this Agreement or any other agreement or contract of Holdings or any of its Subsidiaries, (x) do not contain any covenants (other than periodic reporting requirements), (y) do not grant the holders thereof any voting rights except for (I) voting rights required to be granted to such holders under applicable law and (II) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of Holdings, or liquidations involving Holdings, and (z) are otherwise reasonably satisfactory to the Administrative Agent.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Initial Borrowing Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean the receipt by Holdings or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Holdings or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 9.03 (other than business interruption insurance proceeds).

“Refinancing” shall mean the repayment in full of all amounts owing under, the termination of all commitments in respect of, and the termination and release of all guaranties and security interest relating to, the Credit Agreement, dated as of June 14, 2004, among Technology Partners International, Inc., Madison Capital Funding LLC, as agent, and the other lenders party thereto.

“Refinancing Documents” shall mean all pay-off letters, guaranty releases, Lien releases (including, without limitation, UCC termination statements and mortgage releases) and other documents and agreements entered into in connection with the Refinancing.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean the disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, ..23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments at such time (or, after the termination of such Revolving Loan Commitments, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders at such time and (ii) the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination of such Revolving Loan Commitment, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Loan” shall have the meaning provided in Section 2.01(b).

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b).

“Revolving Loan Maturity Date” shall mean November 16, 2014.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such RL Lender shall be determined immediately prior (and without giving effect) to such termination.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Scheduled Incremental Term Loan Repayment” shall have the meaning provided in Section 5.02(b)(ii).

“Scheduled Incremental Term Loan Repayment Date” shall have the meaning provided in Section 5.02(b)(ii).

“Scheduled Initial Term Loan Repayment” shall have the meaning provided in Section 5.02(b)(i).

“Scheduled Initial Term Loan Repayment Date” shall have the meaning provided in Section 5.02(b)(i).

“Scheduled Term Loan Repayment” shall mean each Scheduled Initial Term Loan Repayment and each Scheduled Incremental Term Loan Repayment of a given Tranche, as the context may require.

“Scheduled Term Loan Repayment Date” shall mean each Scheduled Initial Term Loan Repayment Date and each Scheduled Incremental Term Loan Repayment Date of a given Tranche, as the context may require.

“SEC” shall have the meaning provided in Section 9.01(g).

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 6.12.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement, and, after the execution and delivery thereof, each Mortgage and each Additional Security Document.

“Shareholders’ Agreements” shall have the meaning provided in Section 6.05.

“Shareholder Subordinated Note” shall mean an unsecured junior subordinated note issued by Holdings and not guaranteed by any Subsidiary of Holdings in the form of Exhibit O, as the same may be modified, amended or supplemented from time to time pursuant to the terms hereof and thereof.

“Sponsor” shall mean Information Services Group, Inc., a Delaware corporation.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subsidiaries Guaranty” shall have the meaning provided in Section 6.10.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of Holdings (other than the Borrower) (whether existing on the Initial Borrowing Date or established, created or acquired after the Initial Borrowing Date), unless and until such time as the respective Wholly-Owned Domestic Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof.

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.01(d).

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Syndication Date” shall mean that date upon which the Administrative Agent reasonably determines (in consultation with the Borrower) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 13.04(b)) has been completed.

“Tax Sharing Agreements” shall have the meaning provided in Section 6.05.

“Taxes” shall have the meaning provided in Section 5.04(a).

“Term Loan” shall mean each Initial Term Loan and each Incremental Term Loan.

“Term Loan Percentage” of a Tranche of Term Loans shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Tranche at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Tranches at such time.

“Test Period” shall mean each period of four consecutive fiscal quarters of Holdings then last ended, in each case taken as one accounting period (determined, except as expressly provided in this Agreement, as if Holdings and the Borrower were in existence, and owned TPI and its Subsidiaries, for the respective periods prior to the Initial Borrowing Date); provided that in the case of determinations of the Total Leverage Ratio, such further adjustments (if any) as described in the proviso to the definition of “Total Leverage Ratio” contained herein shall be made to the extent applicable.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Incremental Term Loan Commitment” of any Tranche of Incremental Term Loans shall mean, at any time, the sum of the Incremental Term Loan Commitments of such Tranche of each of the Lenders at such time.

“Total Initial Term Loan Commitment” shall mean, at any time, the sum of the Initial Term Loan Commitments of each of the Lenders at such time.

“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment in effect at such time less (y) the sum of (i) the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.

“TPI” shall mean TPI Advisory Services Americas, Inc., a Texas corporation.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches on the Effective Date, i.e., Initial Term Loans, Revolving Loans and Swingline Loans; provided that, for purposes of Sections 2.13, 5.02(g), 13.04(b), 13.12(a), 13.12(b) and the definition of “Majority Lenders,” Revolving Loans and Swingline Loans shall be deemed to constitute part of a single “Tranche.” In addition, and notwithstanding the foregoing, any Incremental Term Loans extended after the Initial Borrowing Date shall, except to the extent provided in Section 2.14(c), be made pursuant to one or more additional Tranches of Term Loans which shall be designated pursuant to the respective

Incremental Term Loan Commitment Agreement in accordance with the relevant requirements specified in Section 2.14.

“Transaction” shall mean, collectively, (i) the consummation of the Equity Financing, (ii) the consummation of the Acquisition, (iii) the consummation of the Refinancing, (iv) the execution and delivery by each Credit Party of the Credit Documents to which it is a party and the incurrence of Initial Term Loans on the Initial Borrowing Date and the use of proceeds thereof, and (v) the payment of all fees and expenses in connection with the foregoing.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under the Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the date hereof, exceeds the fair market value of the assets allocable thereto.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the

Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

SECTION 2.                                                        Amount and Terms of Credit.

2.01.                        The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make, on the Initial Borrowing Date, a term loan or term loans (each, an “Initial Term Loan” and, collectively, the “Initial Term Loans”) to the Borrower, which Initial Term Loans (i) shall be denominated in Dollars, (ii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, (A) except as otherwise specifically provided in Section 2.10(b), all Initial Term Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless the Administrative Agent otherwise has agreed or has determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), no more than three Borrowings of Initial Term Loans to be maintained as Eurodollar Loans may be incurred prior to the 90th day after the Initial Borrowing Date (or, if later, the last day of the Interest Period applicable to the third Borrowing of Eurodollar Loans referred to below), each of which Borrowings of Eurodollar Loans may only have an Interest Period of one month, and the first of which Borrowings may only be made within five Business Days after the Initial Borrowing Date, the second of which Borrowings may only be made on the last day of the Interest Period of the first such Borrowing and the third of which Borrowings may only be made on the last day of the Interest Period of the second such Borrowing, and (iii) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender on the Initial Borrowing Date. Once repaid, Initial Term Loans incurred hereunder may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time, and (v) shall not exceed for all such Lenders at any time outstanding that aggregate principal amount which, when added to the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Total Revolving Loan Commitment at such time.

(c) Subject to and upon the terms and conditions set forth herein, each Lender with an Incremental Term Loan Commitment for a given Tranche of Incremental Term Loans severally agrees to make a term loan or term loans (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Borrower, which Incremental Term Loans (i) shall be incurred pursuant to a single drawing of such Tranche on the respective Incremental Term Loan Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, except as otherwise specifically provided in Section 2.10(b), all Incremental Term Loans of a given Tranche made as part of the same Borrowing shall at all times consist of Incremental Term Loans of the same Type, and (iv) shall not exceed for any such Incremental Term Loan Lender at any time of any incurrence thereof, the Incremental Term Loan Commitment of such Incremental Term Loan Lender for such Tranche on the respective Incremental Term Loan Borrowing Date. Once repaid, Incremental Term Loans incurred hereunder may not be reborrowed.

(d) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Revolving Loan Commitment at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 2.01(d), (i) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to an RL Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ RL Percentage of the outstanding Swingline Loans, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(e) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each such RL Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

2.02.        Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than twelve Borrowings of Eurodollar Loans in the aggregate for all Tranches of Loans (unless a greater number of such Borrowings is agreed to by the Administrative Agent).

2.03.        Notice of Borrowing. (a) Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder, and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), the Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) on such day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute Initial Term Loans, Revolving Loans or Incremental Term Loans and, if Incremental Term Loans, the specific Tranche thereof; (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto; and (v) in the case of a Borrowing of Revolving Loans the proceeds of which are to be utilized to finance, in whole or in part, a Permitted Acquisition (or to pay any fees and expenses incurred in connection therewith), the amount of the Total Unutilized Revolving Loan Commitment after giving effect to such Borrowing. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i) Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing, and (C) in the case of a Borrowing of Swingline Loans the proceeds of which are to be utilized to finance, in whole or in part, a Permitted Acquisition (or to pay any fees and expenses incurred in connection therewith), the amount of the Total Unutilized Revolving Loan Commitment after giving effect to such Borrowing.

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 2.01(e), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(e).

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04.                        Disbursement of Funds. No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York time) on the date specified pursuant to Section 2.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York time) on the date specified in Section 2.01(e)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover from such Lender such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter, and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05.                        Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Initial Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, an “Initial Term Note” and, collectively, the “Initial Term Notes”), (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), (iii) in the case of Incremental Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (each, an “Incremental Term Note” and, collectively, the “Incremental Term Notes”), and (iv) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b) The Initial Term Note issued to each Lender that has an Initial Term Loan Commitment or outstanding Initial Term Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the Initial Term Loans made by such Lender on the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be in a stated principal amount equal to the outstanding Initial Term Loans of such Lender at such time) and be payable in the outstanding principal amount of Initial Term Loans evidenced thereby from time to time, (iv) mature on the Initial Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) The Revolving Note issued to each Lender that has a Revolving Loan Commitment or outstanding Revolving Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the outstanding Revolving Loans of such Lender at such time) and be payable in the outstanding principal amount of the Revolving Loans evidenced thereby from time to time, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d) The Incremental Term Note issued to each Lender with an Incremental Term Loan Commitment or outstanding Incremental Term Loans under a given Tranche shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the applicable Incremental Term Loan Borrowing Date (or, if issued after such Incremental Term Loan Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Incremental Term Loans of such Tranche made by such Lender on the applicable Incremental Term Loan Borrowing Date (or, if issued thereafter, be in a stated principal amount equal to the outstanding principal amount of the Incremental Term Loans of such Lender at such time for such Tranche of Incremental Term Loans), (iv) mature on the Incremental Term Loan Maturity Date for such Tranche of Incremental Term Loans, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(e) The Swingline Note issued to the Swingline Lender shall (i) be executed by the Borrower, (ii) be payable to the Swingline Lender or its registered assigns and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the outstanding principal amount of the Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(f) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(g) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (f). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06.        Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 2.06) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Event of Default is in existence on the date of the conversion, (iii) unless the Administrative Agent otherwise has agreed or has determined that the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, conversions of Initial Term Loans that are maintained as Base Rate Loans into Eurodollar Loans may only be made if any such conversion is effective on the first day of the first, second or third Interest Period referred to in clause (B) of Section 2.01(a)(ii) and so long as such conversion does not result in a greater number of Borrowings of

Eurodollar Loans prior to the 90th day after the Initial Borrowing Date than are permitted under Section 2.01(a)(ii), and (iv) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 11:00 A.M. (New York time) at least (x) in the case of conversions of Base Rate Loans into Eurodollar Loans, three Business Days’ prior notice, and (y) in the case of conversions of Eurodollar Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.07.                        Pro Rata Borrowings. All Borrowings of Initial Term Loans, Incremental Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Initial Term Loan Commitments, applicable Incremental Term Loan Commitments or Revolving Loan Commitments, as the case may be, provided that all Mandatory Borrowings shall be incurred from the RL Lenders pro rata on the basis of their RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08.                        Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin plus the Eurodollar Rate for such Interest Period.

(c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans from time to time, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained as Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09.                        Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower (but otherwise subject to the provisions of clause (B) of the proviso in Section 2.01(a)(ii)), be a one, two, three, six or (if agreed to by all Lenders under the relevant Tranche) nine or twelve month period, provided that (in each case):

(i)                                     all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)                                  the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)                               if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)                              if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)                                 unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when an Event of Default is then in existence; and

(vi)                              no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans.

If by 11:00 A.M. (New York time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10.                        Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)                                     on any Interest Determination Date that, by reason of any changes arising after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)                                  at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market; or

(iii)                               at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably, in good faith and in a manner generally consistent with such Lender’s standard practices, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

2.11.        Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b). Any Lender’s determination of compensation owing to it under this Section 2.11 shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.12.        Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.

2.13.        Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, in accordance with Section 13.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent (if not already a Lender) or, in the case of a replacement as provided in Section 13.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical

Commitments and/or Loans of the respective Tranche provided by the Replacement Lender; provided that:

(a)           at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) the outstanding Term Loans of a Tranche, the outstanding Term Loans of such Tranche) of, and in each case (except for the replacement of only the outstanding Term Loans of the Replaced Lender) all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time, and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.01, (y) except in the case of the replacement of only the outstanding Term Loans of a Replaced Lender, each Letter of Credit Issuer an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Letter of Credit Issuer (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and

(b)           all obligations of the Borrower then owing to the Replaced Lender (other than those (x) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11 or (y) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the

Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender, and (y) except in the case of the replacement of only outstanding Term Loans pursuant to this Section 2.13, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

2.14.        Incremental Term Loan Commitments. (a) The Borrower shall have the right, in coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.14, but without requiring the consent of any of the Lenders, to request at any time after the earlier to occur of (x) 60 days following the Initial Borrowing Date and (y) the Syndication Date, that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders) provide Incremental Term Loan Commitments to the Borrower and, subject to the terms and conditions contained in this Agreement and in the respective Incremental Term Loan Commitment Agreement, make Incremental Term Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Loan Commitment and executed and delivered to the Administrative Agent and the Borrower an Incremental Term Loan Commitment Agreement as provided in clause (b) of this Section 2.14, such Lender shall not be obligated to fund any Incremental Term Loans, (ii) any Lender (including any Eligible Transferee who will become a Lender) may so provide an Incremental Term Loan Commitment without the consent of any other Lender, (iii) each Tranche of Incremental Term Loan Commitments shall be denominated in Dollars, (iv) the aggregate amount of all Incremental Term Loan Commitments provided pursuant to this Section 2.14 (and the aggregate principal amount of all Incremental Term Loans funded pursuant thereto) shall not exceed the Incremental Term Loan Commitment Cap, and an Authorized Officer of Holdings shall have delivered to the Administrative Agent a certificate certifying (and containing the calculations in reasonable detail demonstrating) the remaining amount of the Incremental Term Loan Commitment Cap as of such time pursuant to clause (x) of the definition thereof, (v) the amount of each Tranche of Incremental Term Loan Commitments shall be in a minimum aggregate amount for all Lenders which provide an Incremental Term Loan Commitment under such Tranche of Incremental Term Loans (including Eligible Transferees who will become Lenders) of at least (I) for Incremental Term Loan Commitments being added to (and thereafter constituting a part of) a then outstanding Tranche of Term Loans, $5,000,000, and (II) for Incremental Term Loan Commitments constituting a new Tranche of Incremental Term Loans, $25,000,000 and, in either case, in integral multiples of $1,000,000 in excess thereof, (vi) all Incremental Term Loans shall be made on or prior to November 16, 2013, (vii) the up front fees and, if applicable, any unutilized commitment fees and/or other fees, payable to each Incremental Term Loan Lender in respect of each Incremental Term Loan Commitment shall be separately agreed to by the Borrower, the Administrative Agent and each such Incremental Term Loan Lender, (viii) each Tranche of Incremental Term Loans shall (I) have an Incremental Term Loan Maturity Date of no earlier than the Initial Term Loan Maturity Date, (II) have a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Initial Term Loans and (III) be subject to the Applicable Margins as are set forth in the Incremental Term Loan Commitment Agreement governing such Tranche of Incremental Term Loans; provided, however, that if the effective “interest rate margin” for such Incremental Term Loans as of the Incremental Term Loan Borrowing Date therefor (which, for such purposes only, shall be determined by the Administrative Agent and deemed to include all upfront or similar fees and/or original issue discount (amortized over the shorter of (x) the life of such Incremental Term Loans and (y) the four years following the date of incurrence of such Incremental Term Loans) payable to all Lenders providing such Incremental Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Term Loans) exceeds the effective “interest rate margin” then applicable to the then outstanding Term Loans of each Tranche (as such “interest rate margin” shall have been determined by the Administrative Agent on the same basis as provided in the immediately preceding parenthetical), then the Applicable Margin for the then outstanding Term Loans of each Tranche shall be increased to the Applicable Increased Term Loan Margin for the Incremental Term Loans effective as of the relevant Incremental Term Loan Borrowing Date, (ix) the proceeds of all Incremental Term Loans shall be used only for the purposes permitted by Section 8.08(c), (x) each Incremental Term Loan Commitment Agreement shall specifically designate the Tranche or Tranches of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as the Initial Term Loans or any other then existing Tranche of Term Loans) unless the requirements of Section 2.14(c) are satisfied), (xi) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the Security Documents, and guaranteed under the Guaranties, on a pari passu basis with all other Obligations secured by the Security Documents and guaranteed under the Guaranties, and (xii) each Lender (including any Eligible Transferee who will become a Lender) agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans under the Tranche specified in such Incremental Term Loan Commitment Agreement as provided in Section 2.01(c) and such Incremental Term Loans shall thereafter be deemed to be Incremental Term Loans under such Tranche for all purposes of this Agreement and the other applicable Credit Documents.

(b) At the time of the provision of Incremental Term Loan Commitments pursuant to this Section 2.14, the Borrower, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Term Loan Commitment (each, an “Incremental Term Loan Lender”) shall execute and deliver to the Administrative Agent an Incremental Term Loan Commitment Agreement, with the effectiveness of each Incremental Term Loan Commitment provided therein (and the making of the respective Incremental Term Loans thereunder) to occur on the date set forth in such Incremental Term Loan Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to the

Administrative Agent (or any affiliate thereof)), (x) all Incremental Term Loan Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 2.14 shall have been satisfied, and (z) all other conditions precedent that may be set forth in such Incremental Term Loan Commitment Agreement shall have been satisfied.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Commitment Agreement, and at such time, (i) Schedule I shall be deemed modified to reflect the Incremental Term Loan Commitments of the affected Lenders and (ii) to the extent requested by any Incremental Term Loan Lender, Incremental Term Notes will be issued, at the Borrower’s expense, to such Incremental Term Loan Lender in conformity with the requirements of Section 2.05.

(c) Notwithstanding anything to the contrary contained above in this Section 2.14, the Incremental Term Loan Commitments provided by an Incremental Term Loan Lender or Incremental Term Loan Lenders, as the case may be, pursuant to each Incremental Term Loan Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement (with a designation which may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, A-3, B-1, B-2, B-3, C-1, C-2, C-3, etc.), provided that, with the consent of the Administrative Agent, the parties to a given Incremental Term Loan Commitment Agreement may specify therein that the respective Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, a then outstanding Tranche of Term Loans so long as the following requirements are satisfied:

(i)            the Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Maturity Date and shall have the same Applicable Margins as the Tranche of Term Loans to which the new Incremental Term Loans are being added;

(ii)           the new Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Scheduled Term Loan Repayment Dates as then remain with respect to the Tranche of Term Loans to which such new Incremental Term Loans are being added (with the amount of each Scheduled Term Loan Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Tranche of Term Loans to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Term Loan Repayment of the respective Tranche of Term Loans proportionately); and

(iii)          on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the respective Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Term Loans of the respective Tranche.

To the extent the provisions of preceding clause (iii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of Eurodollar Loans of the respective Tranche of Term Loans, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Eurodollar Loans of the respective Tranche and which will end on the last day of such Interest Period).

SECTION 3.           Letters of Credit.

3.01.        Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the 30th day prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Borrower or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the 30th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)            any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii)           such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

3.02.        Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $3,500,000 or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months, but, in each case, not beyond the second Business Day prior to the Revolving Loan Maturity Date, on terms reasonably acceptable to the respective Issuing Lender) and (B) two Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) two Business Days prior to the Revolving Loan Maturity Date.

3.03.        Letter of Credit Requests; Minimum Stated Amount. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02.  Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7, as applicable, are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices.  Upon the issuance of or modification or amendment to any Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be.  Promptly after receipt of such notice, the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.  On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of Letters of Credit issued by such Issuing Lender for the immediately preceding week.  Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to an RL Lender, no Issuing Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender’s or Lenders’ RL Percentage of the Letter of Credit Outstandings.

(c) The initial Stated Amount of each Letter of Credit shall not be less than $25,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.04.        Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13, 4.02(b) or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds.  If the Administrative Agent so notifies, prior to 12:00 Noon (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter.  The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, setoff, defense or other right which Holdings or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Holdings or any Subsidiary of Holdings and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)           the occurrence of any Default or Event of Default.

3.05.        Agreement to Repay Letter of Credit Drawings. (a) The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b) The obligations of the Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Holdings or any Subsidiary of Holdings may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06.        Increased Costs. If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such governmental authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant; provided that the determination of any such amounts shall be made in good faith by such Lender and in a manner generally consistent with such Lender’s standard practices. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.

SECTION 4.           Commitment Commission; Fees; Reductions of Commitment.

4.01.        Fees. (a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to ½ of 1% of the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(b) The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on each such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin for Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c) The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500, it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d) The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e) The Borrower agrees to pay to the Administrative Agent for distribution to the respective Incremental Term Loan Lenders such fees as may be agreed to as provided in Section 2.14(a).

(f) The Borrower agrees to pay to the Administrative Agent (or its applicable affiliate) such fees as may be agreed to in writing from time to time by Holdings or any of its Subsidiaries and the Administrative Agent (or its applicable affiliate).

4.02.        Voluntary Termination of Unutilized Commitments. (a) Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender.

(b) In the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, subject to obtaining the consents required by Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate all of the Commitments of such Lender so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11 but excluding the termination of any Commitments and payment of amounts owing in respect of Loans (and related Commitments) of any Tranche maintained by such Lender, if such Commitments are not being terminated and Loans are not being repaid pursuant to Section 13.12(b)) are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Lender’s

RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, unless the respective Lender continues to have outstanding Loans or Commitments hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such repaid Lender.

4.03.        Mandatory Reduction of Commitments. (a) The Total Commitment (and the Commitments of each Lender) shall terminate in its entirety on February 24, 2008, unless the Initial Borrowing Date has occurred on or prior to such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Initial Term Loan Commitment (and the Initial Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of Initial Term Loans on such date).

(c) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Incremental Term Loan Commitment under a given Tranche (and the Incremental Term Loan Commitment under such Tranche of each Lender) shall terminate in its entirety on the Incremental Term Loan Borrowing Date for such Tranche of Incremental Term Loans (after giving effect to the incurrence of Incremental Term Loans of such Tranche on such date).

(d) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Lender) shall terminate in its entirety upon the Revolving Loan Maturity Date.

SECTION 5.   Prepayments; Payments; Taxes.

5.01.        Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent prior to 11:00 A.M. (New York time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify whether Initial Term Loans, Incremental Term Loans under a given Tranche, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), (y) each partial prepayment of Revolving Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $250,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case) and (z) each partial prepayment of Swingline Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $100,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; (iv) each voluntary prepayment in respect of any Tranche of Term Loans made pursuant to this Section 5.01(a) shall be allocated among each of the outstanding Tranches of Term Loans on a pro rata basis, with each Tranche of Term Loans to be allocated its Term Loan Percentage of the amount of such prepayment; and (v) each voluntary prepayment of any Tranche of Term Loans pursuant to this Section 5.01(a) shall be applied to reduce the then remaining Scheduled Term Loan Repayments of such Tranche of Term Loans in a manner to be determined by the Borrower at the time that it delivers a (and as specified in the respective) notice of prepayment pursuant to this Section 5.01(a) (i.e., in direct order of maturity, in inverse order of maturity or pro rata based upon the then remaining principal amount of each such Scheduled Term Loan Repayment of the respective Tranche after giving effect to all prior reductions thereto), although if the Borrower fails to so specify the manner of application in any such notice, such voluntary prepayment shall reduce the then remaining Scheduled Term Loan Repayments of such Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment of the respective Tranche after giving effect to all prior reductions thereto).

(b) In the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, said Section 13.12(b), so long as (A) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments) and (y) such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and (B) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained. Each prepayment of any Tranche of Term Loans pursuant to this Section 5.01(b) shall reduce the then remaining Scheduled Term Loan Repayments of such Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment of such Tranche after giving effect to all prior reductions thereto).

5.02.        Mandatory Repayments. (a) On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall promptly (but, in any event, within one Business Day thereafter) prepay the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall promptly (but, in any event, within one Business Day thereafter) pay to the Administrative Agent at the Payment Office an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.

(b) (i) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date set forth below (each, a “Scheduled Initial Term Loan Repayment Date”), the Borrower shall be required to repay that principal amount of Initial Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be (x) reduced as provided in Section 5.01(a), 5.01(b) or 5.02(g) or (y) increased as provided in Section 2.14(c), a “Scheduled Initial Term Loan Repayment”):

Scheduled Initial Term Loan Repayment Date	Amount

The last Business Day of Holdings’ fiscal quarter ending March 31, 2008	$237,500

The last Business Day of Holdings’ fiscal quarter ending June 30, 2008	$237,500

The last Business Day of Holdings’ fiscal quarter ending September 30, 2008	$237,500

The last Business Day of Holdings’ fiscal quarter ending December 31, 2008	$237,500

The last Business Day of Holdings’ fiscal quarter ending March 31, 2009	$237,500

The last Business Day of Holdings’ fiscal quarter ending June 30, 2009	$237,500

Scheduled Initial Term Loan Repayment Date	Amount

The last Business Day of Holdings’ fiscal quarter ending September 30, 2009	$237,500

The last Business Day of Holdings’ fiscal quarter ending December 31, 2009	$237,500

The last Business Day of Holdings’ fiscal quarter ending March 31, 2010	$237,500

The last Business Day of Holdings’ fiscal quarter ending June 30, 2010	$237,500

The last Business Day of Holdings’ fiscal quarter ending September 30, 2010	$237,500

The last Business Day of Holdings’ fiscal quarter ending December 31, 2010	$237,500

The last Business Day of Holdings’ fiscal quarter ending March 31, 2011	$237,500

The last Business Day of Holdings’ fiscal quarter ending June 30, 2011	$237,500

The last Business Day of Holdings’ fiscal quarter ending September 30, 2011	$237,500

The last Business Day of Holdings’ fiscal quarter ending December 31, 2011	$237,500

The last Business Day of Holdings’ fiscal quarter ending March 31, 2012	$237,500

The last Business Day of Holdings’ fiscal quarter ending June 30, 2012	$237,500

The last Business Day of Holdings’ fiscal quarter ending September 30, 2012	$237,500

The last Business Day of Holdings’ fiscal quarter ending December 31, 2012	$237,500

The last Business Day of Holdings’ fiscal quarter ending March 31, 2013	$237,500

Scheduled Initial Term Loan Repayment Date	Amount

The last Business Day of Holdings’ fiscal quarter ending June 30, 2013	$237,500

The last Business Day of Holdings’ fiscal quarter ending September 30, 2013	$237,500

The last Business Day of Holdings’ fiscal quarter ending December 31, 2013	$237,500

The last Business Day of Holdings’ fiscal quarter ending March 31, 2014	$237,500

The last Business Day of Holdings’ fiscal quarter ending June 30, 2014	$237,500

The last Business Day of Holdings’ fiscal quarter ending September 30, 2014	$237,500

Initial Term Loan Maturity Date	$88,587,500

(ii)         In addition to any other mandatory repayments pursuant to this Section 5.02, the Borrower shall be required to make, with respect to each Tranche of Incremental Term Loans, to the extent then outstanding, scheduled amortization payments of such Tranche of Incremental Term Loans on the dates and in the principal amounts set forth in the respective Incremental Term Loan Commitment Agreement (each such date, a “Scheduled Incremental Term Loan Repayment Date”, and each such repayment, as the same may be (x) reduced as provided in Section 5.01(a), 5.01(b) or 5.02(g) or (y) increased as provided in Section 2.14(c), a “Scheduled Incremental Term Loan Repayment”).

(c) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Initial Borrowing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by Holdings or any of its Subsidiaries of Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 10.04 as in effect on the Effective Date), an amount equal to 100% of the Net Cash Proceeds of the respective issuance or incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).

(d) In addition to any other mandatory repayments pursuant to this Section 5.02, within three Business Days after each date on or after the Initial Borrowing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied within such three-Business Day period as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided, however, that with respect to no more than $1,000,000 in the aggregate of such Net Sale Proceeds received by Holdings and its Subsidiaries in any fiscal year of Holdings, such Net Sale Proceeds shall not be required to be so applied within such three-Business Day period so long as no Default or Event of Default then exists and such Net Sale Proceeds shall be used to purchase assets (other than inventory and working capital) used or to be used in the businesses permitted pursuant to Section 10.10 within 360 days following the date of such Asset Sale, and provided further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 5.02(d) are not so reinvested within such 360-day period (or such earlier date, if any, as Holdings or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(d) without regard to the preceding proviso.

(e) In addition to any other mandatory repayments pursuant to this Section 5.02, on each Excess Cash Flow Payment Date, an amount equal to the remainder (if positive) of (x) the Applicable Excess Cash Flow Repayment Percentage of the Excess Cash Flow for the related Excess Cash Flow Payment Period minus (y) the aggregate amount of principal repayments of Loans to the extent (and only to the extent) that such repayments were made as a voluntary prepayment pursuant to Section 5.01 with internally generated funds (but in a case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment in an amount equal to such prepayment) during the relevant Excess Cash Flow Payment Period, shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).

(f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, within three Business Days after each date on or after the Initial Borrowing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Cash Proceeds therefrom do not exceed $25,000), an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied within such three-Business Day period as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided, however, that (i) so long as no Default or Event of Default then exists and such Net Cash Proceeds do not exceed $1,000,000, an amount equal to such Net Cash Proceeds shall not be required to be so applied within such three-Business Day period to the extent that such Net Cash Proceeds shall be used to replace or restore properties or assets in respect of which such Net Cash Proceeds were paid within 360 days following the date of the receipt of such Net Cash Proceeds, and (ii) if the amount of such Net Cash Proceeds exceeds $1,000,000, then an amount equal to the entire amount of such Net Cash Proceeds (and not just the portion thereof in excess of $1,000,000) shall be applied as provided above in this Section 5.02(f) without regard to preceding clause (i) of this proviso, and provided further, that if all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 360 days after the date of the receipt of such Net Cash Proceeds (or such earlier date, if any, as Holdings or the relevant Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), an amount equal to such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(f) without regard to the preceding proviso.

(g) Each amount required to be applied pursuant to Sections 5.02(c), (d), (e) and (f) in accordance with this Section 5.02(g) shall be applied to repay the outstanding principal amount of Term Loans and shall be allocated among each Tranche of outstanding Term Loans on a pro rata basis, with each Tranche of outstanding Term Loans to be allocated its Term Loan Percentage of the amount of the respective repayment; provided, however, if at the time of any repayment pursuant to this Section 5.02(g) any Event of Default exists or any Default under Section 11.01 or 11.05 exists, each such amount shall be applied to repay the outstanding principal amount of all Loans (including Revolving Loans) and shall be allocated among each Tranche of outstanding Loans on a pro rata basis, with each Tranche of outstanding Loans to be allocated its Percentage of the amount of the respective repayment.  The amount of each principal repayment of each Tranche of Term Loans made as required by Sections 5.02(c), (d), (e) and (f) shall be applied to reduce the then remaining Scheduled Term Loan Repayments of such Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment of the respective Tranche after giving effect to all prior reductions thereto).

(h) With respect to each repayment of Loans required by this Section 5.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were made, provided that each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall make such designation in its sole discretion with a view, but not an obligation, to minimize breakage costs that would be owing by the Borrower under Section 2.11.

(i) In addition to any other mandatory repayments pursuant to this Section 5.02, all then outstanding Loans of a respective Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Loans.

5.03.        Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04.        Net Payments.  (a)  All payments made by the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense.  Except as provided in Section 5.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other like charges now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured in whole or in part by the net income or net franchise taxes (imposed in lieu of net income taxes) of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due hereunder or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of IRS Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either IRS Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of IRS Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of IRS Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b). Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. IRS Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the IRS Forms required to be provided to the Borrower pursuant to this Section 5.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.04, the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

(c) If any Lender, in its sole discretion, determines that it has received or been granted a refund in respect of any Taxes paid as to which indemnification has been paid by the Borrower pursuant to this Section 5.04, it shall promptly remit to the Borrower such refund, net of all out-of-pocket costs and expenses of the Lender; provided, however, that the Borrower agrees to promptly return any such amount to such Lender in the event such Lender is required to repay such refund to the relevant taxing authority (plus interest at the rate applicable to underpayments of tax).  Nothing contained herein shall impose an obligation on any Lender to apply for any such refund or disclose its tax returns or any other information regarding its taxes that it deems confidential.  No Lender shall be required to pay any amounts pursuant to this Section 5.04(c) at any time that a Default or an Event of Default exists.

SECTION 6.           Conditions Precedent to Credit Events on the Initial Borrowing Date.  The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Initial Borrowing Date, are subject to the satisfaction of the following conditions:

6.01.        Effective Date; Notes. On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Initial Term Note and/or Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

6.02.        Officer’s Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of the Borrower by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 6.06, 6.07 and 7.01 have been satisfied on such date.

6.03.        Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received from (i) Simpson Thacher & Bartlett LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit E-1 and (ii) Andrews Kurth LLP, Texas counsel to certain of the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit E-2.

6.04.        Company Documents; Proceedings; etc. On the Initial Borrowing Date, the Administrative Agent shall have received (a) a certificate from each Credit Party, dated the Initial Borrowing Date, signed by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party, the resolutions of such Credit Party referred to in such certificate and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent, and (b) good standing certificates (including bring-down telegrams or facsimiles) of a recent date for each Credit Party from its jurisdiction of organization.

6.05.        Shareholders’ Agreements; Management Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements.  On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent true and correct copies of the following documents (to the extent that same exist), certified as such by an Authorized Officer of Holdings:

(i)            all agreements entered into by Holdings or any of its Subsidiaries governing the terms and relative rights of its Equity Interests and any agreements entered into by its shareholders relating to any such entity with respect to its Equity Interests (collectively, the “Shareholders’ Agreements”);

(ii)           all material agreements with members of, or with respect to, the management of Holdings or any of its Subsidiaries (collectively, the “Management Agreements”);

(iii)          all tax sharing, tax allocation and other similar agreements entered into by Holdings or any of its Subsidiaries (collectively, the “Tax Sharing Agreements”); and

(iv)          all agreements evidencing or relating to Indebtedness of Holdings or any of its Subsidiaries which is to remain outstanding after giving effect to the Transaction (the “Existing Indebtedness Agreements”);

all of which Shareholders’ Agreements, Management Agreements, Tax Sharing Agreements and Existing Indebtedness Agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect on the Initial Borrowing Date.

6.06.        Consummation of the Transaction; etc. (a) On or prior to the Initial Borrowing Date, (i) Holdings shall have received cash proceeds in an aggregate amount equal to at least $121,000,000 from the Equity Financing and (ii) Holdings shall have contributed the full amount of such proceeds to the Borrower as a cash common equity contribution.

(b) On the Initial Borrowing Date (and concurrently with the receipt by the Borrower of the cash proceeds from the Equity Financing and the incurrence of the Initial Term

Loans on such date), the Acquisition shall have been consummated in accordance with the terms and conditions of the Acquisition Agreement, and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived if such alteration, amendment, change, supplement or waiver would be adverse to the interests of the Lenders in any material respect, in any such case without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld). On the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of all Acquisition Documents.

(c)        On the Initial Borrowing Date (and concurrently with the receipt by the Borrower of the cash proceeds from the Equity Financing and the incurrence of the Initial Term Loans on such date), the Refinancing shall have been consummated. On the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of all Refinancing Documents.

6.07.        Adverse Change, Approvals. (a) Since December 31, 2006, there shall not have occurred any Company Material Adverse Effect except as set forth in Section 3.1(m) of the Acquisition Agreement.

(b) On or prior to the Initial Borrowing Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents (including shareholder approvals of TPI and the Sponsor) in connection with the credit facilities provided in this Agreement shall have been obtained and remain in effect.

6.08.        Patriot Act. On or prior to the Initial Borrowing Date, the Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act to the extent reasonably requested prior to the Initial Borrowing Date.

6.09.        Financial Statements; Pro Forma Financial Statements; Projections. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 8.05(a) and (d).

6.10.        Subsidiaries Guaranty. On the Initial Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit G (as amended, modified or supplemented from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.

6.11.        Pledge Agreement. On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit H (as amended, modified, restated and/or supplemented from time to time, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions required by the Pledge Agreement or by applicable law or otherwise reasonably required by the Collateral Agent, in each case to perfect the security interests purported to be created by the Pledge Agreement have been taken and the Pledge Agreement shall be in full force and effect.

6.12.        Security Agreement.  On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit I (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with (but otherwise subject to the grace period (if any) set forth in the Security Agreement for the perfection of certain Security Agreement Collateral to the extent such perfection cannot be accomplished by the Initial Borrowing Date after the Credit Parties’ commercially reasonable efforts to do so):

(i)            proper financing statements (Form UCC-1 or the equivalent) fully executed or authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement;

(ii)           certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name Holdings or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Initial Borrowing Date, together with copies of such other financing statements that name Holdings or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing); and

(iii)          evidence that all other actions required by the Security Agreement or applicable law or otherwise reasonably required by the Collateral Agent, in each case to perfect and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.

6.13.        Solvency Certificate; Insurance Certificates.  On the Initial Borrowing Date, the Administrative Agent shall have received:

(i)            a solvency certificate from the Chief Financial Officer of Holdings in the form of Exhibit N; and

(ii)           certificates of insurance complying with the requirements of Section 9.03 for the business and properties of Holdings and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee, and stating that such insurance shall not be canceled without at least 30 days’ prior written notice by the insurer to the Collateral Agent.

6.14.        Fees, etc. On the Initial Borrowing Date, the Borrower shall have paid to the Administrative Agent, Deutsche Bank Securities Inc. and each Lender all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent, Deutsche Bank Securities Inc. or such Lender to the extent then due.

In determining the satisfaction of the conditions specified in this Section 6, (x) to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date that the respective item or matter does not meet its satisfaction and (y) in determining whether any Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Company Material Adverse Effect or a Material Adverse Effect, each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Initial Borrowing Date. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 6 have been met (after giving effect to the preceding sentence), then the Initial Borrowing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Initial Borrowing Date shall not release Holdings or the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in this Section 6).

SECTION 7.   Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Initial Borrowing Date), are subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

7.01.        No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.02.        Notice of Borrowing; Letter of Credit Request. (a)  Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.03(b)(i).

(b) Prior to the issuance of each Letter of Credit (other than an Existing Letter of Credit), the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by Holdings and the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to Credit Events on the Initial Borrowing Date) and in this Section 7 (with respect to Credit Events on or after the Initial Borrowing Date) and applicable to such Credit Event are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders.

SECTION 8.   Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each of Holdings and the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of the Initial Borrowing Date and each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

8.01.        Company Status. Each of Holdings and each of its Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02.        Power and Authority. Each Credit Party has the power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03.        No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

8.04.        Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents, which filings will be made within ten days following the Initial Borrowing Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

8.05.        Financial Statements; Financial Condition Undisclosed Liabilities; Projections. (a)(i)  The audited consolidated balance sheet of TPI for its fiscal year ended December 31, 2006 and the related audited consolidated statements of income and cash flows and changes in shareholders’ equity of TPI for its fiscal year ended on such date, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of TPI at the date of said balance sheet and the consolidated results of its operations for the respective periods covered thereby. The unaudited consolidated balance sheet of TPI for its fiscal quarter ended June 30, 2007 and the related unaudited consolidated statements of income and cash flows and changes in shareholders’ equity of TPI for its fiscal quarter ended on such date, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of TPI at the date of said financial statements and the consolidated results of its operations for the period covered thereby (except for normal year-end audit adjustments and the absence of footnotes). All of the foregoing historical financial statements have been prepared in accordance with GAAP consistently applied (except, in the case of the aforementioned interim financial statements, for normal year-end audit adjustments and the absence of footnotes).

(ii)           The unaudited consolidated pro forma balance sheet of Holdings as of June 30, 2007 (after giving effect to the Transaction and the financing therefor), and the related unaudited consolidated pro forma statements of income, cash flows and shareholders equity of Holdings for the twelve-month period ended on such date (after giving effect to the Transaction and the financing therefor), copies of which have been furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated pro forma financial position of Holdings as of June 30, 2007 and the consolidated pro forma results of the operations of Holdings for the period covered thereby. All of the foregoing pro forma financial statements have been prepared on a basis consistent with the historical financial statements of TPI set forth in preceding clause (i).

(b) On and as of the Initial Borrowing Date, and after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Borrower (on a stand-alone basis) and of Holdings and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (ii) the Borrower (on a stand-alone basis) and Holdings and its Subsidiaries (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) the Borrower (on a stand-alone basis) and Holdings and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses. For purposes of this Section 8.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) Except as fully disclosed in the financial statements delivered pursuant to Section 8.05(a), and except for the Indebtedness incurred under this Agreement, there were as of the Initial Borrowing Date no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to Holdings and its Subsidiaries taken as a whole. As of the Initial Borrowing Date, neither Holdings nor the Borrower know of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 8.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to be material to Holdings and its Subsidiaries taken as a whole.

(d) The Projections delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in the Projections which are based upon or include information known to Holdings or the Borrower to be misleading in any material respect or which fail to take into account material information known to Holdings or the Borrower regarding the matters reported therein. On the Initial Borrowing Date, Holdings and the Borrower believe that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results.

(e) After giving effect to the Transaction (but for this purpose assuming that the Transaction and the related financing had occurred prior to December 31, 2006), since

December 31, 2006, there has not occurred any event, change, occurrence, condition or circumstance which, either individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect (or, to the extent that this representation and warranty is made on the Initial Borrowing Date, a Company Material Adverse Effect).

8.06.        Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings and the Borrower, threatened that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (or, to the extent that this representation and warranty is made on the Initial Borrowing Date, a Company Material Adverse Effect).

8.07.        True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Holdings or the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Holdings or the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections or any Pro Forma financial information.

8.08.        Use of Proceeds; Margin Regulations. (a)  All proceeds of the Initial Term Loans will be used by the Borrower solely to finance, in part, the Refinancing and the Acquisition and to pay the fees and expenses incurred in connection with the Transaction.

(b) All proceeds of the Revolving Loans and the Swingline Loans will be used for the working capital and general corporate purposes of the Borrower and its Subsidiaries (including to finance Capital Expenditures and Permitted Acquisitions); provided, however, no part of the proceeds of any Revolving Loans or Swingline Loans may be used on the Initial Borrowing Date to finance the Refinancing or the Acquisition or to pay any fees and expenses incurred in connection with the Transaction.

(c) Subject to Section 2.14(a), all proceeds of the Incremental Term Loans will be used by the Borrower for the working capital and general corporate purposes of the Borrower and its Subsidiaries (including to finance Capital Expenditures and Permitted Acquisitions).

(d) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.09.        Tax Returns and Payments. Each of Holdings and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all federal and all material state and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Holdings and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of Holdings and its Subsidiaries, as applicable, for the periods covered thereby. Each of Holdings and each of its Subsidiaries has paid all material taxes and assessments payable by it, other than those that are being contested in good faith and adequately disclosed and for which adequate reserves have been established and fully provided for on the financial statements of Holdings and its Subsidiaries in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of Holdings, threatened by any authority regarding any taxes relating to Holdings or any of its Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. As of the Initial Borrowing Date, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

8.10.        Compliance with ERISA. (a) Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (i) each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; (ii) each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS; (iii) no Reportable Event has occurred; (iv) no Plan which is a Multiemployer Plan is insolvent or in reorganization; (v) no Plan has an Unfunded Current Liability; (vi) no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; (vii) all contributions required to be made with respect to a Plan have been timely made or have been reflected on the most recent consolidated balance sheet of Holdings delivered pursuant to this Agreement or accrued in the accounting records of Holdings and its Subsidiaries; (viii) neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has incurred any liability to or on account of a Plan pursuant to Section 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; (ix) no condition exists which presents a material risk to Holdings or any Subsidiary of Holdings or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; (x) no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; (xi) no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened; (xii) there has been no violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which Holdings, any Subsidiary of Holdings or any ERISA Affiliate may be directly or indirectly liable; (xiii) neither Holdings or any Subsidiary of Holdings or any ERISA Affiliate has filed, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Plan; (xiv) using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of Holdings and its Subsidiaries and its ERISA Affiliates to all Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not be material; (xv) each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) of Holdings, any Subsidiary of Holdings, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; (xvi) each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) of Holdings, any Subsidiary of Holdings, or any ERISA Affiliate has been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; (xvii) no lien imposed under the Code or ERISA on the assets of Holdings or any Subsidiary of Holdings or any ERISA Affiliate exists or is likely to arise on account of any Plan; (xviii) and Holdings and its Subsidiaries may cease contributions to or terminate any Plan maintained by any of them without incurring any liability.

(b) Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Non-U.S. Plan have been timely made; (iii) neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non U.S. Plan; and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of Holdings’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

8.11.        Security Documents. (a)  The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or within 10 days following the Initial Borrowing Date will have) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein to the extent that the Security Agreement Collateral consists of the type of property in which a security interest may be perfected by possession, by filing a financing statement under the UCC as enacted in any relevant jurisdiction or by a filing of a Grant of Security Interest in the respective form attached to the Security Agreement in the United States Patent and Trademark Office or in the United States Copyright Office, in each case as and to the extent provided in the Security Agreement, subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security

Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

(b) The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute first priority perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement, subject to no security interests of any other Person. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral under the Pledge Agreement other than with respect to that portion of the Pledge Agreement Collateral constituting a “general intangible” under the UCC.

(c) After the execution and delivery thereof, each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Liens related thereto) and subject to no other Liens (other than Permitted Liens related thereto).

8.12.        Properties. All Real Property owned or leased by Holdings or any of its Subsidiaries as of the Initial Borrowing Date, and the nature of the interest therein, is set forth in Schedule IV. Each of Holdings and each of its Subsidiaries has good and marketable title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens. Each of Holdings and each of its Subsidiaries has a valid leasehold interest in the material properties leased by it free and clear of all Liens other than Permitted Liens.

8.13.        Capitalization. On the Initial Borrowing Date, the authorized capital stock of Holdings consists of 1,000 shares of common stock, $.01 par value per share (such authorized shares of common stock, together with any subsequently authorized shares of common stock of Holdings, “Holdings Common Stock”), all of which are owned by the Sponsor on such date. All outstanding shares of capital stock of Holdings have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. Holdings does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights, except for (i) options, warrants and rights which may be issued from time to time to purchase, or which are convertible into, Holdings Common Stock and (ii) Qualified Preferred Stock of Holdings that may be convertible into Holdings Common Stock.

8.14.        Subsidiaries. On and as of the Initial Borrowing Date, Holdings has no Subsidiaries other than those Subsidiaries listed on Schedule V (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each Subsidiary). All outstanding shares of Equity Interests of each Subsidiary of Holdings have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. No Subsidiary of Holdings has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

8.15.        Compliance with Statutes, etc. (a)  Each of Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) To the extent applicable, each of Holdings and each of its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.

8.16.        Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.17.        Environmental Matters. (a)  Each of Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of Holdings and the Borrower, threatened Environmental Claims against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by Holdings or any of its Subsidiaries of any Real Property formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of Holdings or any of its Subsidiaries, or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries) or, to the knowledge of Holdings and the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by Holdings or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by Holdings or any of its Subsidiaries under any applicable Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of Holdings and the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

(c) Notwithstanding anything to the contrary in this Section 8.17, the representations and warranties made in this Section 8.17 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.18.        Employment and Labor Relations. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings, threatened against Holdings or any of its Subsidiaries, (iii)  no equal employment opportunity charges or other claims of employment discrimination are pending or, to Holdings’ knowledge, threatened against Holdings or any of its Subsidiaries, and (iv) no wage and hour department investigation has been made of Holdings or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) through (iv) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

8.19.        Intellectual Property, etc. Each of Holdings and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

8.20.        Indebtedness. Schedule VI sets forth a list of all Indebtedness (including Contingent Obligations) of Holdings and its Subsidiaries as of the Initial Borrowing Date and

which is to remain outstanding after giving effect to the Transaction (excluding the Loans and the Letters of Credit, the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

8.21.        Insurance. Schedule VII sets forth a listing of all insurance maintained by Holdings and its Subsidiaries as of the Initial Borrowing Date, with the amounts insured (and any deductibles) set forth therein.

8.22.        Representations and Warranties in Acquisition Agreement. All representations and warranties set forth in the Acquisition Agreement were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects as of the Initial Borrowing Date as if such representations or warranties were made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects as of such specified date (but, in each case, only to the extent that the Borrower (or an Affiliate thereof) has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations and determined without regard to whether any notice is required to be delivered in connection therewith)).

SECTION 9.   Affirmative Covenants. Each of Holdings and the Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01.        Information Covenants. Holdings will furnish to each Lender:

(a) Monthly Reports. Within 30 days after the end of each fiscal month of Holdings (other than the last fiscal month of any fiscal quarter of Holdings and commencing with Holdings’ fiscal month ending October 31, 2007), an executive summary report (in form reasonably acceptable to the Administrative Agent) of the consolidated statements of income of, and the aggregate amount of Capital Expenditures made by, Holdings and its Subsidiaries for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month and the amount of the consolidated cash balances of Holdings and its Subsidiaries as of the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior fiscal year, all of which shall be certified by an Authorized Officer of Holdings that they fairly present in all material respects in accordance with GAAP the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of Holdings (commencing with Holdings’ fiscal quarter ending March 31, 2008), (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and, for all fiscal quarters ending on or prior to December 31, 2009, comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered prior to the date hereof or pursuant to Section 9.01(d) (as applicable), all of which shall be certified by an Authorized Officer of Holdings that they fairly present in all material respects in accordance with GAAP the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(c) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings (commencing with Holdings’ fiscal year ending December 31, 2007), (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by Rothstein, Kass & Company, PC or an independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent (which certification shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit), together with a report of such accounting firm, which audit and report shall be conducted and prepared in accordance with generally accepted auditing standards, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(d) Budgets. No later than 60 days following the first day of each fiscal year of Holdings (commencing with Holdings’ fiscal ending December 31, 2008), a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets for Holdings and its Subsidiaries on a consolidated basis) (i) (A) in respect of Holdings’ fiscal year ending December 31, 2008, for each of the four quarters of such fiscal year prepared in detail, and (B) in respect of each fiscal year thereafter, for such fiscal year prepared in detail, and (in each case) (ii) for the three immediately succeeding fiscal years prepared in summary form, in each case, setting forth, with appropriate discussion, the principal assumptions upon which such budget is based and a statement by an Authorized Officer of Holdings to the effect that the budget is a reasonable estimate for the periods covered thereby.

(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(b) and (c), a compliance certificate from an Authorized Officer of Holdings in the form of Exhibit J certifying on behalf of Holdings that, to such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of this Agreement referred to in such Exhibit J at the end of such fiscal quarter or year, as the case may be, (ii) if delivered with the financial statements required by Section 9.01(c) (commencing with Holdings’ fiscal year ending December 31, 2008), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Payment Period, and (iii) certify that there have been no changes to Annexes A through F of the Security Agreement and Annexes A through G of the Pledge Agreement, in each case since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether Holdings and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes.

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of its material Indebtedness pursuant to the terms of the documentation governing such Indebtedness.

(h) Environmental Matters. Promptly after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that (a) results in noncompliance by Holdings or any of its Subsidiaries with any applicable

Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event Holdings shall deliver to each Lender all notices received by Holdings or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify Holdings or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Holdings or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or such Subsidiary’s response thereto.

(i) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Holdings or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

Notwithstanding the foregoing, the obligations in clauses (b) and (c) of this Section 9.01 (except for any comparison to budget) may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing Holdings’ Form 10-K or 10-Q, as applicable, filed with (and in accordance with the requirements of) the SEC.

9.02.        Books, Records and Inspections. Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Holdings will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of Holdings or such Subsidiary, any of the properties of Holdings or such Subsidiary, and to examine the books of account of Holdings or such Subsidiary and discuss the affairs, finances and accounts of Holdings or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request; provided, however, the Administrative Agent or such Lender shall notify Holdings prior to any contact with such accountants and shall give Holdings the opportunity to participate in such discussions.

9.03.        Maintenance of Property; Insurance. (a)  Holdings will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of Holdings and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Holdings and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried.

(b) Holdings will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Holdings and/or such Subsidiaries) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iv) shall be deposited with the Collateral Agent.

(c) If Holdings or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or if Holdings or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and Holdings agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

9.04.        Existence; Franchises. Holdings will, and will cause each of its Subsidiaries to, (i) do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and (ii) take all action to maintain its rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 9.04 shall (x) prevent sales of assets and other transactions by Holdings or any of its Subsidiaries in accordance with Section 10.02, (y) prevent the withdrawal by Holdings or any of its Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (z) require the preservation of any rights, franchises, licenses, permits, copyrights, trademarks or patents if the failure to preserve same could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.05.        Compliance with Statutes, etc. Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable Environmental Laws), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06.        Compliance with Environmental Laws. (a)  Holdings will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens related thereto. Holdings will, and will cause each of its Subsidiaries to, generate, use, treat, store, Release and dispose of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, and transport or cause the transportation of Hazardous Materials to or from any such Real Property, in compliance with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries, except for such generation, use, treatment, storage, Release, disposal or transportation that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(h), (ii) at any time that Holdings or any of its Subsidiaries are not in compliance with Section 9.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 11, Holdings will provide, at the sole expense of Holdings and at the request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by Holdings or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If Holdings fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by Holdings, and the Borrower shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to Holdings, all at the sole expense of the Borrower.

9.07.        ERISA. (a)  As soon as possible and, in any event, within ten (10) days after Holdings, any Subsidiary of Holdings or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following ERISA matters to the extent that such ERISA matters, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, Holdings will deliver to each of the Lenders a certificate of an Authorized Officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Holdings, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other government agency, or a

Plan participant and any notices received by Holdings, such Subsidiary or ERISA Affiliate from the PBGC or any other government agency, or a Plan participant with respect thereto:  that a Reportable Event has occurred (except to the extent that Holdings has previously delivered to each of the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Non-U.S. Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that Holdings, any Subsidiary of Holdings or any ERISA Affiliate may be directly or indirectly liable for a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan; that Holdings, any Subsidiary of Holdings or any ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 436(f), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA with respect to a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996; or that Holdings or any Subsidiary of Holdings may incur any liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or Non-U.S. Plan. Holdings also will deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. Upon request of any Lender, Holdings will deliver to the requesting Lender (i) a copy of each funding waiver request filed with the IRS or any other government agency with respect to any Plan and all communications received by Holdings, any Subsidiary of Holdings or any ERISA Affiliate from the IRS and (ii) a complete copy of the annual report (on IRS Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the IRS. In addition to any certificates or notices delivered to each of the Lenders pursuant to the first sentence hereof, copies of annual reports and any material records, documents or other information required to be furnished to the PBGC or any other government agency, and any material notices received by Holdings, any Subsidiary of Holdings or any ERISA Affiliate with respect to any Plan or Non-U.S. Plan shall be delivered to the Lenders no later than ten (10) days after the date such annual report has been filed with the IRS or such records, documents and/or information has been furnished to the PBGC or any other government agency or such notice has been received by Holdings, the Subsidiary or the ERISA Affiliate, as applicable.

(b) Holdings and each of its applicable Subsidiaries shall ensure that all Non-U.S. Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing, either individually or in the aggregate, could not be reasonably be expected to result in a Material Adverse Effect.

9.08.        End of Fiscal Years; Fiscal Quarters. Holdings will cause (i) its and each of its Domestic Subsidiaries’ fiscal years to end on December 31 of each calendar year and (ii) its and each of its Domestic Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each calendar year.

9.09.        Performance of Obligations. Holdings will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.10.        Payment of Taxes. Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Holdings or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither Holdings nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

9.11.        Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 8.08.

9.12.        Additional Security; Further Assurances; etc. (a)  Holdings will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Real Property of the Borrower and such other Credit Party that are acquired after the Initial Borrowing Date as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable first priority perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. Notwithstanding the foregoing, this Section 9.12(a) shall not apply to (and Holdings and its Subsidiaries shall not be required to grant a Mortgage in) any Real Property the Fair Market Value of which (including for this purpose, without limitation, all land, improvements and fixtures) is less than $250,000.

(b) Holdings will, and will cause each of the other Credit Parties to, at the expense of Holdings, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, Holdings will, and will cause the other Credit Parties that are Subsidiaries of Holdings to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 9.12 has been complied with.

(c) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of Holdings and the other Credit Parties constituting Collateral, Holdings will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(d) Holdings agrees that each action required by clauses (a) through (c) of this Section 9.12 shall be completed as soon as possible, but in no event later than 60 days after such action is required to be taken or is requested to be taken by the Administrative Agent or the Required Lenders; provided that, in no event will Holdings or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 9.12.

9.13.        Ownership of Subsidiaries; etc. Except as otherwise permitted by Section 10.05(xvi) or (xvii) or pursuant to a Permitted Acquisition consummated in accordance with the terms hereof, Holdings will, and will cause each of its Subsidiaries to, own 100% of the Equity Interests of each of their Subsidiaries (other than directors’ qualifying shares to the extent required by applicable law).

9.14.        Interest Rate Protection. No later than 90 days following the Initial Borrowing Date, the Borrower will enter into (and thereafter maintain through at least January 31, 2011) one or more Interest Rate Protection Agreements mutually acceptable to the Borrower and the Administrative Agent and establishing a fixed or maximum interest rate reasonably acceptable to the Administrative Agent for an aggregate notional principal amount equal to at least 40% of the aggregate principal amount of all Initial Term Loans incurred on the Initial Borrowing Date.

9.15.        Permitted Acquisitions. (a)  Subject to the provisions of this Section 9.15 and the requirements contained in the definition of Permitted Acquisition, the Borrower and each Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition):  (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given to the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) calculations are made by the Borrower with respect to the financial covenant contained in Section 10.07 for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenant would have been complied with on the last day of such Calculation Period; (iv) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (v) the Aggregate Consideration payable for the proposed Permitted Acquisition, when added to the Aggregate Consideration paid or payable for all other Permitted Acquisitions theretofore consummated, shall not exceed $5,000,000, of which no more than $1,000,000 may be spent in any fiscal year of Holdings; (vi) immediately before and after giving effect to such Permitted Acquisition, the Total Unutilized Revolving Loan Commitment shall equal or exceed $5,000,000; and (vii) the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by an Authorized Officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (vi), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (iii), (v) and (vi).

(b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Pledge Agreement.

(c) Holdings will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 9.12 and 10.12, to the reasonable satisfaction of the Administrative Agent.

(d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by Holdings and the Borrower that the certifications pursuant to this Section 9.15 are true and correct and that all conditions thereto have been satisfied (or waived by the Required Lenders in accordance with the terms of this Agreement) and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.

9.16.                 Foreign Subsidiaries Security. In the event that there is a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, with respect to any Foreign Subsidiary of the Borrower which has not already had all of its Equity Interests pledged pursuant to the Pledge Agreement to secure all of the Obligations (as defined in the Pledge Agreement) that a pledge of more than 66% of the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for Federal income tax purposes, then, at the request of the Administrative Agent or the Required Lenders, that portion of such Foreign Subsidiary’s outstanding Equity Interests so issued by such Foreign Subsidiary and owned by a Credit Party, in each case not theretofore pledged pursuant to the Pledge Agreement to secure all of the Obligations (as defined in the Pledge Agreement), shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed).

9.17.                           Contributions. (a) Holdings will, upon its receipt thereof, contribute as a cash common equity contribution to the capital of the Borrower, any cash proceeds received by Holdings from any asset sale, any incurrence of Indebtedness, any Recovery Event, any sale or issuance of its equity, any cash capital contributions or any tax refunds.

(b) The Borrower will use the proceeds of all equity contributions received by it from Holdings as provided in the relevant clause of Section 5.02 to the extent required to be so applied.

SECTION 10.                          Negative Covenants. Each of Holdings and the Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01.                  Liens. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii) Liens in respect of property or assets of Holdings or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of Holdings’ or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of Holdings or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule VIII, but only to the respective date, if any, set forth in such Schedule VIII for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule VIII, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries;

(iv) Liens created by or pursuant to this Agreement and the Security Documents;

(v) licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries;

(vi) Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any asset of Holdings or any other asset of the Borrower or any Subsidiary of the Borrower;

(vii) Liens placed upon equipment or machinery acquired after the Initial Borrowing Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iv) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any asset of Holdings or any other asset of the Borrower or such Subsidiary;

(viii) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries;

(ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(x) Liens arising out of the existence of judgments or awards in respect of which Holdings or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens does not exceed $1,500,000 at any time outstanding;

(xi) statutory and common law landlords’ Liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens on deposits securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, insurance contracts, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (in each case exclusive of obligations in respect of the payment for borrowed money), provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to all Liens permitted by this clause (xii) shall not at any time exceed $1,500,000;

(xiii) Permitted Encumbrances;

(xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04(vii), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any asset of Holdings or any other asset of the Borrower or any of its Subsidiaries;

(xv) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xvi) Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Holdings or any Subsidiary of Holdings, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(xviii) Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary incurred pursuant to Section 10.04(xiii);

(xix) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement relating to an acquisition permitted hereunder; and

(xx) additional Liens of the Borrower or any Subsidiary of the Borrower not otherwise permitted by this Section 10.01 that (w) do not encumber Collateral, (x) do not encumber any other assets of Holdings or any of its Subsidiaries the Fair Market Value of which exceeds the amount of the Indebtedness or other obligations secured by such assets, (y) do not materially impair the use of such assets in the operation of the business of the Borrower or such Subsidiary and (z) do not secure obligations in excess of $500,000 in the aggregate for all such Liens at any time.

In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii) and (xiv) of this Section 10.01 by Holdings of any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith without any additional consent of the Lenders (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02.                  Consolidation, Merger, Purchase or Sale of Assets, etc. Holdings will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the ordinary course of business), or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

(i)                           Capital Expenditures by the Borrower and its Subsidiaries shall be permitted (excluding Capital Expenditures which may arise as a result of the purchase of any capital stock or other Equity Interests in any, or the assets constituting any, Acquired Entity or Business, which Capital Expenditures may only be made pursuant to Permitted Acquisitions effected in accordance with the relevant provisions of this Agreement);

(ii)                        the Borrower and its Subsidiaries may sell, convey or otherwise dispose of obsolete or worn-out property in the ordinary course of business;

(iii)                     Investments may be made to the extent permitted by Section 10.05;

(iv)                    the Borrower and its Subsidiaries may sell assets (excluding the capital stock or other Equity Interests of the Borrower or any Subsidiary of the Borrower, unless all of the capital stock or other Equity Interests of such Subsidiary of the Borrower are sold in accordance with this clause (iv)), so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Subsidiary consists of at least 75% cash or Cash Equivalents and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.02(d) and (z) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (iv) shall not exceed $2,000,000 in any fiscal year of Holdings (for this purpose, using the Fair Market Value of property other than cash);

(v)                       each of the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iv));

(vi)                    each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii)                 each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto;

(viii)                   (A) the Borrower may convey, sell or otherwise transfer assets to one or more Wholly-Owned Domestic Subsidiaries of the Borrower that are Subsidiary Guarantors and (B) any Subsidiary of the Borrower may convey, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower that is a Subsidiary Guarantor, provided that any security interests granted to the Collateral Agent for the benefit of the

Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;

(ix)                      any Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing corporation of any such merger, consolidation, dissolution or liquidation, (ii) in all other cases, a Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor is the surviving or continuing Person of any such merger, consolidation, dissolution or liquidation, and (iii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(x)                         any Foreign Subsidiary of the Borrower may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Subsidiary of the Borrower, so long as (i) such Wholly-Owned Foreign Subsidiary of the Borrower is the surviving or continuing Person of any such merger, consolidation, amalgamation, dissolution or liquidation and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the Equity Interests of such Wholly-Owned Foreign Subsidiary and such Foreign Subsidiary shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation, dissolution, liquidation or transfer) and all actions required to maintain said perfected status have been taken;

(xi)                      Permitted Acquisitions may be consummated in accordance with the requirements of Section 9.15;

(xii)                   the Borrower and its Subsidiaries may sell, convey or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value;

(xiii)                the Borrower may consummate the Acquisition;

(xiv)               the Borrower and its Subsidiaries may unwind any Interest Rate Protection Agreement or Other Hedging Agreement pursuant to its terms; and

(xv)                  the Borrower and its Subsidiaries may dispose of Investments in joint ventures otherwise permitted hereunder to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to Holdings or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

10.03.                  Dividends. Holdings will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to Holdings or any of its Subsidiaries, except that:

(i)                                     any Subsidiary of the Borrower may pay Dividends to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower and any Foreign Subsidiary of the Borrower also may pay Dividends to any Wholly-Owned Foreign Subsidiary of the Borrower;

(ii)                                  any Non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii)                               the Borrower may pay cash Dividends to Holdings at the times and in the amounts necessary to enable Holdings to, and Holdings may, redeem or repurchase Equity Interests of Holdings from officers, employees and directors of Holdings or its Subsidiaries (or their estates) after the death, disability, retirement or termination of employment or service as a director of any such Person, or otherwise in accordance with any stock option plan or any employee stock ownership plan that has been approved by the board of directors of Holdings and make payments on outstanding Shareholder Subordinated Notes issued in exchange for such Equity Interests of Holdings, provided that (w) the only consideration paid by Holdings in respect of such redemptions, repurchases or other acquisitions for value shall be cash and Shareholder Subordinated Notes, (x) the sum of (I) the aggregate amount paid by Holdings in cash in respect of all such redemptions, repurchases or other acquisitions for value pursuant to this clause (iii) plus (II) the aggregate amount of all cash payments made on all Shareholder Subordinated Notes shall not exceed $250,000 in any fiscal year of Holdings, (y) at the time of any payment of cash in connection with any redemption, repurchase or other acquisition for value or other payment permitted to be made pursuant to this Section 10.03(iii), including any cash payment made under a Shareholder Subordinated Note, no Default or Event of Default shall then exist or result therefrom, and (z) the cancellation of Indebtedness owing to Holdings or any of its Subsidiaries from members of management of Holdings or any of its Subsidiaries in connection with a repurchase of Equity Interests of Holdings will not be deemed to constitute a Dividend for purposes of this Section 10.03;

(iv)                              the Borrower may pay cash Dividends to Holdings at the times and in the amounts necessary to enable Holdings to pay its tax obligations; provided that (x) the amount of cash Dividends paid pursuant to this clause (iv) to enable Holdings to pay Federal and state income taxes at any time shall not exceed the amount of such Federal and state income taxes actually owing by Holdings at such time for the respective period and (y) any refunds received by Holdings shall promptly be returned by Holdings to the Borrower;

(v)                                 the Borrower may pay cash Dividends to Holdings for the purpose of paying, so long as all of the proceeds thereof are promptly used by Holdings to pay, its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, legal and accounting expenses and similar expenses), provided that the aggregate amount of all cash Dividends paid pursuant to this clause (v) shall not exceed $250,000 in any fiscal year of Holdings;

(vi)                              Holdings may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional shares of such Qualified Preferred Stock (but not in cash), provided that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, Holdings may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such Dividends have accrued; and

(vii)                           the Borrower may pay cash Dividends to Holdings to enable Holdings to pay, and Holdings may pay, cash Dividends to the Sponsor for the purpose of paying, so long as all of the proceeds are promptly used by the Sponsor to pay, its corporate overhead costs and expenses, provided that (x) the aggregate amount of all cash Dividends paid pursuant to this clause (vii) shall not exceed $250,000 in any fiscal year of Holdings and (y) at the time of any payment of any cash Dividend pursuant to this clause (vii), no Default or Event of Default shall then exist or result therefrom.

10.04.                  Indebtedness. Holdings will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)                                     Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii)                                  Existing Indebtedness outstanding on the Initial Borrowing Date and listed on Schedule VI (as reduced by any repayments of principal thereof), including any refinancing thereof, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing;

(iii)                               Indebtedness of the Borrower and its Subsidiaries under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 and (y) Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ ordinary course operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bonafide hedging activities and are not for speculative purposes;

(iv)                              Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Section 10.01(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iv) exceed $1,500,000 at any time outstanding;

(v)                                 Indebtedness constituting Intercompany Loans to the extent permitted by Section 10.05(viii);

(vi)                              Indebtedness consisting of guaranties (x) by the Borrower and the Wholly-Owned Domestic Subsidiaries of the Borrower that are Subsidiary Guarantors of each other’s Indebtedness (other than Indebtedness permitted under Section 10.04(vii)) and lease and other contractual obligations permitted under this Agreement and (y) by Wholly-Owned Foreign Subsidiaries of the Borrower of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement;

(vii)                           Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, and (y) the aggregate principal amount of all Indebtedness permitted by this clause (vii) shall not exceed $2,000,000 at any one time outstanding;

(viii)                        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of its incurrence;

(ix)                                Indebtedness of the Borrower and its Subsidiaries with respect to performance bonds, bid bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default, provided that the aggregate outstanding amount of all such performance bonds, bid bonds, surety bonds, appeal bonds and customs bonds permitted by this clause (ix) shall not at any time exceed $1,000,000;

(x)                                   Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments (including earn-outs) and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 10.04(vi);

(xi)                                Indebtedness of the Borrower or any of its Subsidiaries representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(xii)                             Indebtedness of Holdings under Shareholder Subordinated Notes issued in connection with any redemption or repurchase of Holdings Common Stock pursuant to Section 10.03(iii); and

(xiii)                          so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $1,500,000 at any one time outstanding; provided that such Indebtedness shall be unsecured unless incurred by a Foreign Subsidiary of the Borrower, in which case it may be secured as (and to the extent) permitted by Section 10.01.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt.

10.05.                  Advances, Investments and Loans. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i)                                     the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(ii)                                  Holdings and its Subsidiaries may acquire and hold cash and Cash Equivalents, provided that during any time that Revolving Loans or Swingline Loans are outstanding, the aggregate amount of cash and Cash Equivalents permitted to be held by Holdings and its Domestic Subsidiaries shall not exceed (A) at any time on or prior to December 31, 2009, $10,000,000 for any period of five consecutive Business Days or (B) at any time thereafter, the greater of (x) $10,000,000 and (y) 7% of the consolidated revenues of Holdings and its Subsidiaries for the then most recently ended Test Period, in either case for any period of five consecutive Business Days;

(iii)                               Holdings and its Subsidiaries may hold the Investments held by them on the Initial Borrowing Date and described on Schedule III (including all Intercompany Loans between or among TPI and its Subsidiaries outstanding as of the Initial Borrowing

Date), provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(iv)                              the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)                                 the Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $250,000 at any time (determined without regard to any write-downs or writeoffs of such loans and advances);

(vi)                              Holdings may acquire and hold obligations of one or more officers and employees of Holdings or any of its Subsidiaries in connection with such officers’ and employees’ acquisition of shares of Holdings Common Stock so long as no cash is actually advanced by Holdings or any of its Subsidiaries in connection with the acquisition of such obligations;

(vii)                           the Borrower and its Subsidiaries may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 10.04(iii);

(viii)                        (I) the Borrower and its Domestic Subsidiaries that are Subsidiary Guarantors may make intercompany loans and advances between or among one another, (II) any Subsidiary of the Borrower which is not a Credit Party may make intercompany loans and advances to any Credit Party, (III) any Credit Party may make intercompany loans and advances to any Subsidiary of the Borrower which is not a Credit Party, provided that the aggregate outstanding amount of all such Investments pursuant to this sub-clause (III) shall not exceed $7,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such Investments, but determined net of the aggregate outstanding amount of Intercompany Loans made after the Initial Borrowing Date by Subsidiaries of the Borrower that are not Credit Parties to Credit Parties) and (IV) any Wholly-Owned Foreign Subsidiary of the Borrower may make intercompany loans and advances to any Wholly-Owned Foreign Subsidiary of the Borrower (such intercompany loans and advances referred to in preceding clauses (I) through (IV), together with any loans or advances made pursuant to clause (xv) of this Section 10.05, collectively, the “Intercompany Loans”), provided, that (x) each Intercompany Loan shall be evidenced by an Intercompany Note, (y) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Collateral Agent pursuant to the Pledge Agreement and (z) each Intercompany Loan made by any Subsidiary of the Borrower that is not a Credit Party to a Credit Party shall be subject to the subordination provisions contained in the respective Intercompany Note;

(ix)                                (I) Holdings may make cash capital contributions to the Borrower, (II) the Borrower and any Subsidiary Guarantor may make cash capital contributions to any Subsidiary Guarantor which is a Wholly-Owned Domestic Subsidiary of the Borrower, and (III) any Wholly-Owned Foreign Subsidiary of the Borrower may make cash capital contributions to any other Wholly-Owned Foreign Subsidiary of the Borrower, and may capitalize or forgive any Indebtedness owed to it by a Wholly-Owned Foreign Subsidiary of the Borrower;

(x)                                   Holdings and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 10.05);

(xi)                                Contingent Obligations permitted by Section 10.04, to the extent constituting Investments;

(xii)                             Permitted Acquisitions shall be permitted in accordance with the requirements of Section 9.15;

(xiii)                          the Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 10.02(iv);

(xiv)                         the Borrower may consummate the Acquisition in accordance with the terms and conditions of the Acquisition Documents;

(xv)                            subject to Section 10.05(viii), the Borrower and the Subsidiary Guarantors may make Intercompany Loans to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other Intercompany Loans or Dividends in respect thereof), Dividends to the extent permitted to be made to Holdings in accordance with Sections 10.03(iii), (iv) and (v);

(xvi)                         the Borrower and its Subsidiaries may make Investments to the extent that payment for such Investments is made solely with Equity Interests of Holdings, provided that the amount of all Investments made pursuant to this clause (xvi) shall not exceed (x) $5,000,000 in the aggregate or (y) $1,000,000 in any fiscal year of Holdings; and

(xvii)                      in addition to Investments permitted by clauses (i) through (xvi) of this Section 10.05, the Borrower and its Subsidiaries may make additional loans, advances and other cash Investments to or in a Person in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xvii) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $2,500,000.

10.06.                  Transactions with Affiliates. Holdings will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Holdings or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to Holdings or such Subsidiary as would reasonably be obtained by Holdings or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i)                                     Dividends may be paid to the extent provided in Section 10.03;

(ii)                                  loans may be made and other transactions may be entered into by Holdings and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;

(iii)                               customary fees may be paid to non-officer directors of Holdings and its Subsidiaries;

(iv)                              Holdings and its Subsidiaries may enter into, and may make payments under, employment agreements, severance arrangement, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of Holdings and its Subsidiaries in the ordinary course of business;

(v)                                 Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower that is a Subsidiary Guarantor;

(vi)                              the Borrower may reimburse the Sponsor for its reasonable out-of-pocket expenses incurred in the ordinary course of business in connection with their providing management services to the Borrower and its Subsidiaries (including, but not limited to, expenses relating to auditors’ fees for auditing the financial statements of Holdings and its Subsidiaries and obtaining insurance on behalf of Holdings and its Subsidiaries); and

(vii)                           Holdings may issue shares of its Equity Interests permitted hereunder to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries or any direct or indirect parent of Holdings.

Notwithstanding anything to the contrary contained above in this Section 10.06, in no event shall Holdings or any of its Subsidiaries pay any management, consulting or similar fee to any of their respective Affiliates except as specifically provided in clause (v) or (vi) of this Section 10.06.

10.07.                  Total Leverage Ratio. Holdings will not permit the Total Leverage Ratio at any time during a period set forth below to exceed the ratio set forth opposite such period below:

Period	Ratio

Initial Borrowing Date through and including June 29, 2008	4.25:1.00

June 30, 2008 through and including September 29, 2008	4.00:1.00

September 30, 2008 through and including March 30, 2009	3.75:1.00

March 31, 2009 through and including June 29, 2009	3.50:1.00

June 30, 2009 through and including September 29, 2009	3.25:1.00

September 30, 2009 through and including December 30, 2009	3.00:1.00

December 31, 2009 through and including June 29, 2010	2.75:1.00

June 30, 2010 through and including June 29, 2011	2.00:1.00

June 30, 2011 through and including June 29, 2012	1.75:1.00

June 30, 2012 and thereafter	1.50:1.00

10.08.                  Limitation on Certain Restrictions on Subsidiaries. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by Holdings or any of its Subsidiaries, or pay any Indebtedness owed to Holdings or any of its Subsidiaries, (b) make loans or advances to Holdings or any of its Subsidiaries or (c) transfer any of its properties or assets to Holdings or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Holdings or any of its Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset and (vi) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(iii), (vi), (vii), (xiv), (xv), (xviii) or (xix).

10.09.                  Limitation on Issuance of Equity Interests. (a) Holdings will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Equity other than (x) Qualified Preferred Stock of Holdings and (y) Preferred Equity of any Wholly-Owned Subsidiary of the Borrower issued to the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower)

or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of Holdings or such Subsidiary, as the case may be.

(b)                                 Holdings will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries of Holdings, to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than Holdings and its Subsidiaries to the extent required under applicable law, or (iv) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement.

10.10.                  Business. (a) Holdings will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the Initial Borrowing Date and reasonable extensions thereof and businesses ancillary or complimentary thereto.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, Holdings will not engage in any business or own any significant assets or have any material liabilities other than (i) its ownership of the Equity Interests of the Borrower and (ii) those liabilities which it is responsible for under this Agreement and the other Credit Documents to which it is a party, provided that Holdings may engage in those activities that are incidental to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

10.11.                  Modifications of Certificate of Incorporation, By-Laws, Shareholder Subordinated Notes and Certain Other Agreements; Payments on Shareholder Subordinated Notes etc. Holdings will not, and will not permit any of its Subsidiaries to:

(i)                                     amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including any Shareholders’ Agreement and any Qualified Preferred Stock), or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (i) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect and the terms of any such amendment, modification, change or other action will not violate any of the other provisions of this Agreement or any other Credit Document;

(ii)                                  amend, modify or change any provision of (A) any Management Agreement unless such amendment, modification or change could not reasonably be expected to be adverse to the interests of the Lenders in any material respect (although no amendment, modification or change may be made to any monetary term thereof) or (B) any Tax Sharing Agreement or enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Administrative Agent;

(iii)                               amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any Shareholder Subordinated Note;

(iv)                              make (or give any notice in respect of) any principal, interest or other payment on, or any redemption or acquisition for value of, any Shareholder Subordinated Note, except to the extent permitted by Section 10.03(iii); or

(v)                                 amend, modify, change or waive any term or provision of the Acquisition Agreement if such amendment, modification, change or waiver would be adverse to the interests of the Lenders in any material respect.

10.12.                  Limitation on Creation of Subsidiaries. (a) Holdings will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Subsidiary (other than Non-Wholly Owned Subsidiaries permitted to be established, created or acquired in accordance with the requirements of Section 10.12(b)), provided that the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries, so long as, in each case, (i) at least 5 days’ prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case), (ii) the capital stock or other Equity Interests of such new Subsidiary are promptly pledged pursuant to, and to the extent required by, the Pledge Agreement and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent, (iii) each such new Wholly-Owned Domestic Subsidiary executes a counterpart of the Subsidiaries Guaranty, the Security Agreement and the Pledge Agreement and (iv) each such new Wholly-Owned Domestic Subsidiary, to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 9.12. In addition, each new Wholly-Owned Domestic Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 6 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Initial Borrowing Date.

(b)                                 In addition to Subsidiaries of the Borrower established, created or acquired pursuant to preceding clause (a), the Borrower and its Subsidiaries may establish, create or acquire, and make Investments in, Non-Wholly Owned Subsidiaries after the Initial Borrowing Date as a result of Permitted Acquisitions (subject to the limitations contained in the definition thereof) and Investments expressly permitted to be made pursuant to Sections 10.05(xvi) and (xvii), provided that all of the capital stock or other Equity Interests of each such Non-Wholly Owned Subsidiary shall be pledged by any Credit Party which owns same as, and to the extent, required by the Pledge Agreement.

SECTION 11.     Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01.                  Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or any Unpaid Drawing or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan, Note or Unpaid Drawing, any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02.                  Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03.                  Covenants. Holdings or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.08, 9.11, 9.15 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

11.04.                  Default Under Other Agreements. (i) Holdings or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $1,500,000; or

11.05.                  Bankruptcy, etc. Holdings or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries, to operate all or any substantial portion of the business of Holdings or any of its Subsidiaries, or Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, .

adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries, or there is commenced against Holdings or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any Company action is taken by Holdings or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

11.06.                  ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is reasonably likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Non-U.S. Plan has not been timely made, Holdings, any Subsidiary of Holdings or any ERISA Affiliate has incurred or is likely to incur any liability for a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan, Holdings or any Subsidiary of Holdings or any ERISA Affiliate has incurred or is reasonably likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or Holdings or any Subsidiary of Holdings has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Non-U.S. Plans, a “default,” within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect to any Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually and/or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect; or

11.07.                  Security Documents. Any of the Security Documents shall cease to be in full force and effect (other than in accordance with its terms), or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a first priority perfected security interest in, and Lien on, all of the Collateral (other than an immaterial portion of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01) except to the extent that any such loss of perfection or priority results from the failure of the

Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents, or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document (or if no period of grace is specifically applicable thereto, such default shall continue unremedied for a period of 30 days); or

11.08.                  Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under its Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Guaranty, in each case subject to the applicable cure periods (if any) provided for in Section 11.01 or 11.03; or

11.09.                  Judgments. One or more judgments or decrees shall be entered against Holdings or any Subsidiary of Holdings involving in the aggregate for Holdings and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 45 consecutive days, and the aggregate amount of all such judgments equals or exceeds $1,500,000; or

11.10.                  Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations.

SECTION 12.  The Administrative Agent.

12.01.                  Appointment. (a) The Lenders hereby irrevocably designate and appoint DBTCA as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include DBTCA in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

(b)                                 The provisions of this Section 12 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent for the Lenders, and the Administrative Agent does not assume (and shall not be deemed to have assumed) any obligation or relationship of agency or trust with or for the Borrower of any of its Subsidiaries.

12.02.                  Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b)                                 Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed, however, that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, the Lead Arranger shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.03.                  Non-Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04.                  Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05.                  Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06.                  Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07.                  The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Majority Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08.                  Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09.                  Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 20 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Borrower. Any such resignation by an Administrative Agent hereunder also constitute its (and its applicable Affiliate’s) resignation as an Issuing Lender and/or the Swingline Lender, as the case may be, in which case the resigning Administrative Agent (and its applicable Affiliate) (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if a Specified Default or an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 20 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if a Default or an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

12.10.      Collateral Matters. (a)  Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.11.      Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 13. Miscellaneous.

13.01.      Payment of Expenses, etc. The Borrower hereby agrees to:  (i) pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Issuing Lenders and Lenders); (ii) pay and hold the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, the noncompliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Holdings, any of its Subsidiaries or any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

13.02.      Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03.      Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered:  if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

13.04.      Benefit of Agreement; Assignments; Participations. (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, neither Holdings nor the Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of all of the Lenders and, provided further, (x) that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments or Loans hereunder except as provided in Sections 2.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and (y) that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as (A) no Event of Default exists and (B) the Syndication Date has occurred (or, if earlier, 90 days has passed following the Initial Borrowing Date), the Borrower shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(b)(ii) Certificate) described in Section 5.04(b). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

13.05.      No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06.      Payments Pro Rata. (a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07.      Calculations; Computations. (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations of Excess Cash Flow, and all computations and all definitions (including accounting terms) used in determining compliance with Sections 9.15 and 10.07 shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of TPI referred to in Section 8.05(a) for the fiscal year of TPI ended on December 31, 2006 and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

(b) All computations of (i) interest on Base Rate Loans determined by reference to the Federal Funds Rate and on Eurodollar Loans, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or other Fees are payable, and (ii) all computations of interest on Base Rate Loans determined by reference to the Prime Lending Rate shall be made on the basis of a year of 365/366 days (as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

13.08.      GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF

LAWS PRINCIPLES. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF HOLDINGS AND THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR THE BORROWER. EACH OF HOLDINGS AND THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO HOLDINGS OR THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS OR THE BORROWER IN ANY OTHER JURISDICTION.

(b) EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09.      Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10.      Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Holdings, Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give Holdings, the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.11.      Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12.      Amendment or Waiver; etc. (a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date) or (v) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1)

increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement as originally in effect, (x) without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below in this sub-clause (x), alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.01(a) or 5.02 (excluding Section 5.02(b)) (although the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered) or (y) without the consent of the Majority Lenders of each Tranche which is adversely affected by such amendment, amend the definition of Majority Lenders (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date), (3) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (4) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (5) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (6) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, or (7) without the consent of the Majority Lenders under the affected Tranche of Term Loans, reduce the amount of, or extend the date of, any Scheduled Term Loan Repayment in respect of such Tranche of Term Loans.

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment) and/or its Term Loan Commitment (if such Lender’s consent is required as a result of its Term Loan Commitment) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable RL Percentage of the Letter of Credit of Outstandings, in accordance with Sections 4.02(b) and/or 5.01(b), provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c) Notwithstanding anything to the contrary contained in clause (a) above of this Section 13.12, the Borrower, the Administrative Agent and each Incremental Term Loan Lender may, in accordance with the provisions of Section 2.14, enter into an Incremental Term Loan Commitment Agreement, provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Incremental Term Loan Lender of such Incremental Term Loan Commitment Agreement, such Incremental Term Loan Commitment Agreement may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.

13.13.      Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14.      Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15.      Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the

Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15.

13.16.      Confidentiality. (a)  Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees to keep information obtained by it pursuant hereto and the other Credit Documents and identified by Holdings or the Borrower as confidential in writing at the time of delivery confidential in accordance with such Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to such Lender’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or affiliates who are advised of the confidential nature of such information, (ii) to the extent such information presently is or hereafter becomes available to such Lender on a non-confidential basis from any source or such information that is in the public domain at the time of disclosure, (iii) to the extent disclosure is required by law (including applicable securities laws), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to Holdings and the Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission to whose jurisdiction such Lender may be subject, (iv) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any pledgee referred to in Section 13.04(c) or any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Loans, Notes or Commitments or any interest therein by such Lender, or to any direct or indirect contractual counterparties in swap agreements or to the professional advisors of such swap counterparties, who agree to be bound by the provisions of this Section 13.16, (vii) in connection with any litigation between any Credit Party and any Lender with respect to the Loans or this Agreement and the other Credit Documents or (viii) with Holdings’ or the Borrower’s prior written consent. The agreements in this Section 13.16 shall survive repayment of the Loans and all other amounts payable hereunder.

(b) Each of Holdings and the Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of Holdings and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17.      Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States. The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, all promissory notes executed by, and capital stock and other Equity Interests in, various Persons owned by the respective Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents. The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of the United States, any State thereof or the District of Columbia to perfect the security interests in the capital stock and other Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions (in each case, to the extent said capital stock, other Equity Interests or promissory notes are owned by any Credit Party). Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes issued by, or capital stock or other Equity Interests in, any Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Initial Borrowing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose capital stock or other Equity Interests are pledged, under the Security Documents. The Borrower hereby agrees that, following any reasonable request by the Administrative Agent or the Required Lenders to do so, the Borrower will, and will cause its Subsidiaries to, take such actions under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or the Required Lenders to be necessary or desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions. If requested to do so pursuant to this Section 13.17, all such actions shall be taken in accordance with the provisions of this Section 13.17 and Section 9.12 and within the time periods set forth therein. All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to capital stock of, other Equity Interests in, and promissory notes issued by, Persons organized under laws of jurisdictions other than the United States, any State thereof or the District of Columbia) not required to be taken in accordance with the provisions of this Section 13.17, provided that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of Section 9.12 and this Section 13.17.

13.18.      The Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies Holdings and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and the other Credit Parties and other information that will allow such Lender to identify Holdings, the Borrower and the other Credit Parties in accordance with the Patriot Act.

SECTION 14. Holdings Guaranty.

14.01.      Guaranty. In order to induce the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Interest Rate Protection Agreements and Other Hedging Agreements and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of such Interest Rate Protection Agreements and Other Hedging Agreements, Holdings hereby agrees with the Guaranteed Creditors as follows:  Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Borrower and each other Guaranteed Party to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of the Borrower or any other Guaranteed Party to the Guaranteed Creditors becomes due and payable hereunder, Holdings, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including such Guaranteed Party), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Holdings Guaranty or other instrument evidencing any liability of any Guaranteed Party, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

14.02.      Bankruptcy. Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by any Guaranteed Party upon the occurrence of any of the events specified in Section 11.05, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

14.03.      Nature of Liability. The liability of Holdings hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of Holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by any Guaranteed Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Guaranteed Party, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to any Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the

Guaranteed Creditors as contemplated in Section 14.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

14.04.      Independent Obligation. The obligations of Holdings hereunder are independent of the obligations of any other guarantor of the Guaranteed Obligations, any other party or any Guaranteed Party, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor of the Guaranteed Obligations, any other party or any Guaranteed Party and whether or not any other guarantor of the Guaranteed Obligations, any other party or any Guaranteed Party be joined in any such action or actions. Holdings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Guaranteed Party or other circumstance which operates to toll any statute of limitations as to such Guaranteed Party shall operate to toll the statute of limitations as to Holdings.

14.05.      Authorization. Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)           change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Holdings Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)           take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c)           exercise or refrain from exercising any rights against any Guaranteed Party, any other Credit Party or others or otherwise act or refrain from acting;

(d)           release or substitute any one or more endorsers, guarantors, any Guaranteed Party, other Credit Parties or other obligors;

(e)           settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guaranteed Party to its creditors other than the Guaranteed Creditors;

(f)            apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Guaranteed to the Guaranteed Creditors regardless of what liability or liabilities of any Guaranteed Party remain unpaid;

(g)           consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of such other instruments or agreements; and/or

(h)           take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Holdings Guaranty.

14.06.      Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of Holdings or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

14.07.      Subordination. Any indebtedness of any Guaranteed Party now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of such Guaranteed Party to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Holdings Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any such indebtedness of any Guaranteed Party to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

14.08.      Waiver. (a)  Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Guaranteed Party, any other guarantor of the Guaranteed Obligations or any other party, (ii) proceed against or exhaust any security held from any Guaranteed Party, any other guarantor of the Guaranteed Obligations or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Holdings waives any defense based on or arising out of any defense of any Guaranteed Party, any other guarantor of the Guaranteed Obligations or any other party, other than payment in cash of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of such Guaranteed Party, Holdings, any other guarantor of the Guaranteed Obligations or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of such Guaranteed Party other than payment in cash of the Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid in cash. Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against any Guaranteed Party or any other party or any security.

(b) Holdings waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Holdings assumes all responsibility for being and keeping itself informed of the each Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise Holdings of information known to them regarding such circumstances or risks.

(c) Until such time as the Guaranteed Obligations have been paid in full in cash, Holdings hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Guaranteed Creditors against any Guaranteed Party or any other guarantor of the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Guaranteed Party or any other guarantor which it may at any time otherwise have as a result of this Holdings Guaranty.

(d) Holdings hereby acknowledges and affirms that it understands that to the extent the Guaranteed Obligations are secured by Real Property located in California, Holdings shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing Holdings’ or any Guaranteed Creditor’s right to proceed against any Guaranteed Party or any other guarantor of the Guaranteed Obligations. In accordance with Section 2856 of the California Code of Civil Procedure, Holdings hereby waives until such time as the Guaranteed Obligations have been paid in full in cash:

(i)            all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to Holdings by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Code of Civil Procedure;

(ii)           all rights and defenses that Holdings may have because the Guaranteed Obligations are secured by Real Property located in California, meaning, among other things, that:  (A) the Guaranteed Creditors may collect from Holdings without first foreclosing on any real or personal property collateral pledged by any Guaranteed Party or any other Credit Party, and (B) if the Guaranteed Creditors foreclose on any Real

Property collateral pledged by any Guaranteed Party or any other Credit Party, (1) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Guaranteed Creditors may collect from Holdings even if the Guaranteed Creditors, by foreclosing on the Real Property collateral, have destroyed any right Holdings may have to collect from any Guaranteed Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses Holdings may have because the Guaranteed Obligations are secured by Real Property (including, without limitation, any rights or defenses based upon Sections 580a, 580d or 726 of the California Code of Civil Procedure); and

(iii) all rights and defenses arising out of an election of remedies by the Guaranteed Creditors, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Guaranteed Obligations, has destroyed Holdings’ rights of subrogation and reimbursement against any Guaranteed Party by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(e)           Holdings warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law of public policy, such waivers shall be effective only to the maximum extent permitted by law.

14.09.      Payments. All payments made by Holdings pursuant to this Section 14 shall be made in Dollars and will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 5.03 and 5.04.

14.10.      Maximum Liability. It is the desire and intent of Holdings and the Guaranteed Creditors that this Holdings Guaranty shall be enforced against Holdings to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of Holdings under this Holdings Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of Holdings’ obligations under this Holdings Guaranty shall be deemed to be reduced and Holdings shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

International Advisory Holdings Corp.	INTERNATIONAL ADVISORY HOLDINGS
Four Stamford Plaza	CORP.
107 Elm Street
Stamford, Connecticut 06902
Attention: Frank Martell	By:	/s/ Frank Martell
Telephone No.: (203) 517-3100		Title: President, CFO and Treasurer
Fax No.: (203) 517-3199

International Consulting Acquisition Corp.	INTERNATIONAL CONSULTING
Four Stamford Plaza	ACQUISITION CORP.
107 Elm Street
Stamford, Connecticut 06902
Attention: Frank Martell	By:	/s/ Frank Martell
Telephone No.: (203) 517-3100		Title: President, CFO and Treasurer
Fax No.: (203) 517-3199

DEUTSCHE BANK TRUST COMPANY
AMERICAS,
Individually, as Issuing Lender and as
Administrative Agent

By:	/s/ Erin Morrissey
Title: Vice President

By:	/s/ Susan LeFevre
Title: Director

SCHEDULE II	Lender Addresses
SCHEDULE III	Existing Investments
SCHEDULE IV	Real Property
SCHEDULE V	Subsidiaries
SCHEDULE VI	Existing Indebtedness
SCHEDULE VII	Insurance
SCHEDULE VIII	Existing Liens

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Initial Term Note
EXHIBIT B-2	Form of Revolving Note
EXHIBIT B-3	Form of Incremental Term Note
EXHIBIT B-4	Form of Swingline Note
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D	Form of Section 5.04(b)(ii) Certificate
EXHIBIT E-1	Form of Opinion of Simpson Thacher & Bartlett LLP, special counsel to the Credit Parties
EXHIBIT E-2	Form of Opinion of Andrews Kurth LLP, Texas counsel to the Credit Parties
EXHIBIT F	Form of Officers’ Certificate
EXHIBIT G	Form of Subsidiaries Guaranty
EXHIBIT H	Form of Pledge Agreement
EXHIBIT I	Form of Security Agreement
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Assignment and Assumption Agreement
EXHIBIT L	Form of Intercompany Note
EXHIBIT M	Form of Incremental Term Loan Commitment Agreement
EXHIBIT N	Form of Solvency Certificate
EXHIBIT O	Form of Shareholder Subordinated Note

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